Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between:

LEADIS TECHNOLOGY, INC.,

a Delaware corporation,

and

INTEGRATED DEVICE TECHNOLOGY, INC.,

a Delaware corporation,

Dated as of June 7, 2009

Exhibits:

Exhibit A	–	Form of Assumption Agreement
Exhibit B	–	Form of Bill of Sale
Exhibit C	–	Form of Intellectual Property Assignment
Exhibit D	–	Form of Seller Noncompetition Agreement
Exhibit E	–	Form of Transition Services Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into this 7th day of June, 2009 (the “Agreement Date”), by and between Leadis Technology, Inc., a Delaware corporation (“Seller”), and Integrated Device Technology, Inc., a Delaware corporation (“Purchaser”).

RECITALS

A. Purchaser and Seller wish to provide for the sale by Seller to Purchaser of the assets of Seller’s touch sensory product line and certain other related transactions between the parties, all on the terms and subject to the conditions set forth in this Agreement.

B. Certain of the purchase and sale transactions provided for in this Agreement shall be effected through a Local Purchase Agreement which will be subject to the terms, provisions and conditions of this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

SALE OF PURCHASED ASSETS; RELATED TRANSACTIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the fifth decimal place.

“Acquisition Proposal” means, with respect to Seller, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Purchaser), or any public announcement of intention to enter into any such agreement or (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from Seller, or from the stockholders of Seller, by any Person or Group (as defined under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law) of more than a 10% interest in the total outstanding voting securities of Seller or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of Seller or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Seller or any of its Subsidiaries; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the Ordinary Course of Business), acquisition, or disposition of more than 10% of the assets of Seller or any of its Subsidiaries in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Seller or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 1.6(a).

“Anticipated Closing Date” has the meaning set forth in Section 5.13.

“Approvals” has the meaning set forth in Section 2.6(a).

“Assumed Contracts” has the meaning set forth in Section 1.2(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 1.3(b).

“Assumed Warranty Obligations” means the warranty obligations of Seller and its Subsidiaries with respect to the Touch Products sold by Seller or its Subsidiaries (as such warranty obligation was set forth in Seller’s terms and conditions of sale for such transactions) prior to Closing.

“Assumption Agreement” has the meaning set forth in Section 1.5(a)(ii).

“Bill of Sale” has the meaning set forth in Section 1.5(a)(iii).

“Books and Records” means original or true copies of the following as such primarily relate to the Business or the Purchased Assets or are necessary for the conduct of the Business as currently conducted by Seller or its Subsidiaries: (A) all product, business and marketing plans and studies, sales and advertising and promotional literature, creative materials and artwork, (B) all books, records (including customer, supplier and purchasing records), invoices, lists (including price, customer, supplier and distributor lists), documents, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals, management information systems (including related computer software) and operating records of every kind, (C) all telephone and fax numbers, and (D) all books and records or documents relating to Taxes imposed on the Purchased Assets or with respect to the Business, in each case whether maintained as hard copy or stored in computer memory and whether owned by Seller or its Subsidiaries.

“Business” means the business conducted by Seller and its Subsidiaries as of the Closing Date in the design, development, research, manufacture, supply, distribution, sale, support and maintenance of the Touch Products.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in San Francisco, California are not required to be open.

“Business Employee” means any employee of Seller or its Subsidiaries who is principally employed in the Business.

“Claim” has the meaning set forth in Section 8.3(a).

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 1.4.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Date Payment” means: (A) the Purchase Price, minus (B) the Holdback Amount, minus (C) the Local Asset Consideration.

“COBRA” has the meaning set forth in Section 1.3(c)(vii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation, understanding, or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, covenants not to compete, covenants not to sue, employment agreements, confidentiality agreements, options, warranties, letters of intent and purchase orders).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Disagreement Notice” has the meaning set forth in Section 8.3(b).

“Disclosure Schedule” means the schedule (dated as of the Agreement Date) delivered to Purchaser on behalf of Seller, including all exhibits and schedules thereto, a copy of which is attached to this Agreement and incorporated by reference herein.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental and Safety Laws” means any federal, state or local laws, ordinances, codes, regulations, rules, policies and Orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in the definition of Seller Employee Plans.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 1.2(b).

“Excluded Liabilities” has the meaning set forth in Section 1.3(c).

“Expiration Date” has the meaning set forth in Section 8.1.

“Facilities” means all buildings and improvements on Seller Real Estate.

“Financial Statements” has the meaning set forth in Section 2.9(a).

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authorization” means any: (A) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement; or (B) right under any Contract with any Governmental Entity.

“Governmental Entity” means any: (A) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign or other government; (C) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (D) multi national organization or body; or (E) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

“Holdback Amount” means $275,000.

“Holdback Expiration Date” means the date that is forty-five (45) days after the Closing Date.

“Indemnified Persons” means the following Persons: (A) Purchaser; (B) Purchaser’s Affiliates; (C) the respective Representatives of the Persons referred to in clauses “(A)” and “(B)” above; and (D) the respective successors and assigns of the Persons referred to in clauses “(A)”, “(B)” and “(C)” above.

“Infringed” has the meaning set forth in Section 2.17(e).

“Intellectual Property” means algorithms, APIs, databases, data collections, diagrams, mask works, inventions, methods and processes (whether or not patentable), know-how, trade secrets, trademarks, service marks and other brand identifiers, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software (in any form, including without limitation source code, executable code RTL code, Gerber files and GDSII files), techniques, interfaces, verification tools, works of authorship, technical documentation, designs, bills of material, build instructions, test reports, routines, formulae, test vectors, IP cores, net lists, photomasks, lab notebooks, processes, prototypes, samples, studies, and all other forms of technology, in each case whether or not registered with a Governmental Entity or embodied in any tangible form.

“Intellectual Property Assignment” has the meaning set forth in Section 1.5(a)(iv).

“Intellectual Property Rights” means all past, present, and future rights of the following types, whether registered or unregistered, which may exist under the laws of any jurisdiction: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (B) trademark, service mark, trade dress, logos, and trade name and service name rights and similar rights, and the goodwill associated therewith; (C) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information); (D) patents and industrial property rights; (E) mask work rights; (F) rights in databases and data collections (including knowledge databases, customer lists and customer databases); (G) any other proprietary rights applicable to Intellectual Property now known or hereafter recognized in any jurisdiction; and (H) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (A) through (H) above.

“IRS” means the United States Internal Revenue Service.

Information shall be deemed to be known to or to the “Knowledge” or “knowledge” of a party if that information is actually known by any officer or member of the board of directors of that party or should be known by any officer or member of the board of directors of such party after reasonable inquiry.

“Korean Branch Office” means Leadis Technology Korea Branch Office, Seller’s registered branch office in Korea.

“Local Asset Consideration” has the meaning set forth in Section 5.11.

“Local Purchase Agreement” has the meaning set forth in Section 5.11.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” means all debts, liabilities and obligations (including with respect to Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirements or Proceeding and those arising under any Contract.

“Losses” shall include any loss, claim, Liability, damage, fee, obligation, judgment, settlement, interest, penalty, fee, charge, cost and expense, including costs of investigation and defense and fees and expenses of lawyers, accountants, experts and other professionals.

“Material Contracts” has the meaning set forth in Section 2.7(a).

“New Litigation Claim” has the meaning set forth in Section 5.6.

“Offer Letters” means employment offer letters entered into or to be entered into between Purchaser and certain Business Employees during the Pre-Closing Period.

“Order” means any: (A) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (B) Contract with any Governmental Entity entered into in connection with any Proceeding.

“Ordinary Course of Business” An action taken by or on behalf of Seller or its Subsidiaries shall not be deemed to have been taken in the “Ordinary Course of Business” unless: (A) such action is consistent with the past practices of Seller in the Business and is taken in the ordinary course of the normal day to day operations of Seller in the Business, consistent with past practice; and (B) such action is not required to be authorized by the stockholders of Seller or the board of directors of Seller and does not require any other separate or special authorization of any nature.

“Permitted Encumbrances” means: (A) statutory liens for Taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Person” means any individual, Entity or Governmental Entity.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means the period from the Agreement Date through the earlier of the termination of this Agreement pursuant to Article VII and the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any action, suit, litigation, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Publicly Available Software” means any Software or other Intellectual Property that is subject to any obligation or condition (including any obligation under any open source license), that could require or condition the use, disclosure, or distribution of any Touch Products on the disclosure, licensing, or distribution of any source code for any portion of the Touch Products or the Seller-Owned Intellectual Property that is used in connection with or is otherwise related to the Business.

“Purchase Price” means $6,250,000.

“Purchased Assets” has the meaning set forth in Section 1.2(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Closing Certificate” has the meaning set forth in Section 1.5(a)(vii).

“Registered Intellectual Property” means all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Reimbursed Expenses” has the meaning set forth in Section 5.13.

“Related Party” Each of the following shall be deemed to be a “Related Party”: (A) each individual who is, or who has at any time been, an officer, director or 5% stockholder of Seller; (B) each member of the family of each of the individuals referred to in clause “(A)” above; and (C) any Entity (other than Seller) in which any one of the individuals referred to in clauses “(A)” and “(B)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

“Release” means any spilling, leaking, pumping, pouring, injecting, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional and otherwise defined in any Environmental and Safety Law.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives of a Person.

“Reverse Termination Fee” has the meaning set forth in Section 7.3(b).

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller Authorizations” has the meaning set forth in Section 2.6(b).

“Seller Closing Certificate” has the meaning set forth in Section 1.5(b)(ix).

“Seller Employee Plans” means (A) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA), of which any of Seller or any trade or business (whether or not incorporated) which is treated as a single employer with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) is or ever was a sponsor or participating employer or as to which Seller or any of its ERISA Affiliates makes contributions or is required to make contributions, and (B) any employment, severance or other agreement, arrangement or policy of Seller or any of its ERISA Affiliates (whether written or oral) providing for compensation, health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits, in each case as applicable to any Business Employee.

“Seller Material Adverse Effect” means any circumstance, change or effect that is, or could reasonably be expected in the foreseeable future to be, materially adverse to the Purchased Assets or the Business, taken as a whole, except to the extent that any such circumstance, change or effect directly results from or directly arises out of to (i) changes in general economic conditions, (ii) changes affecting the industries of the Seller generally, (iii) any changes in applicable laws or accounting principles, standards, rules and regulations applicable to the Seller or any of its respective properties or assets (tangible and intangible) (iv) execution, announcement, performance, pendency or consummation of this Agreement or the Transactions (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruption in supplier, distributor, partner, or similar relationships, in each case only to the extent resulting therefrom or attributable thereto); (v) any action or failure to act specifically required by this Agreement or consented to by the Purchaser; or (vi) any failure to meet internal projections or forecasts, analysts’ expectations or publicly announced earnings or revenue projections; provided that in the case of clauses (i), (ii) and (iii), such event, change, or effect does not affect the Purchased Assets and the Business in a substantially disproportionate manner (in which case only the disproportionate effect of such event, change or effect (beyond the effect experienced by other similar assets or companies) shall be taken into account in determining the existence or absence of a Seller Material Adverse Effect.

“Seller Noncompetition Agreement” has the meaning set forth in Section 1.5(a)(v).

“Seller-Owned Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned or purported to be owned by Seller or its Subsidiaries.

“Seller Proprietary Software” means Software owned or purported to be owned by Seller or its Subsidiaries.

“Seller Real Estate” has the meaning set forth in Section 2.12.

“Software” means any computer program, operating system, database, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property embodied with the foregoing, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Straddle Period” means any Tax Period beginning on or before and ending after the Closing Date.

“Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with Seller if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any partnership in which Seller is a general partner; or (iii) any partnership in which Seller possesses a 50% or greater interest in the total capital or total income of such partnership.

“Superior Offer” means any unsolicited bona fide written offer made by any Person or Group (as defined under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law) that did not result from any breach of Section 5.1(a) (i) to purchase from Seller, or from the stockholders of Seller, more than a 50% interest in the total outstanding voting securities of Seller, (ii) providing for any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 50% or more of the total outstanding voting securities of Seller, (iii) providing for any merger, consolidation, business combination or similar transaction involving Seller, or (iv) to purchase from Seller assets of Seller that include the Purchased Assets, on terms that the board of directors of Seller determines in good faith, after consultation with its financial advisor and outside legal counsel, and after taking into account all legal, financial and regulatory aspects of such offer (including the likelihood of consummation) and the Person or Group making such offer, to be more favorable to Seller’s stockholders from a financial point of view than the terms of the Transactions.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, escheat, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by Contract or otherwise

“Tax Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filled or a Tax is required to be paid.

“Tax Return” means any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes or required to be filed with a Governmental Entity with jurisdiction over Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Third Party Intellectual Property” means all Intellectual Property owned by third parties, including Third Party Software, that is either (A) licensed, offered or provided to customers of Seller or its Subsidiaries as part of or in conjunction with any Touch Product, or (B) otherwise used by Seller or its Subsidiaries in connection with the Business, including all Intellectual Property Rights applicable thereto.

“Third Party Software” means all Software owned by third parties that is either (A) licensed, offered or provided to customers of Seller or its Subsidiaries as part of or in conjunction with any Touch Product, or (B) otherwise used by Seller or its Subsidiaries in connection with the Business, excluding generally commercially available, “off-the-shelf” or “shrink-wrapped” Software that is not redistributed with or used in the development or provision of the Touch Products and that has an individual acquisition and annual support cost of $10,000 or less.

“Threshold Amount” has the meaning set forth in Section 8.2(b)(ii).

“Touch Products” means Seller’s touch sensory product line, whether in existence or in development as of the Closing Date, and including the products listed on Schedule A.

“Transaction Documents” means: (A) this Agreement; (B) the Assumption Agreement; (C) the Bill of Sale; (D) the Intellectual Property Assignment; (E) the Seller Noncompetition Agreement; (F) Transition Services Agreement; (G) the Local Purchase Agreement; (H) the Seller Closing Certificate; and (I) the Purchaser Closing Certificate.

“Transaction Expenses” means: (A) any and all third party fees and expenses of Seller in connection with the Transactions and this Agreement hereby whether or not paid, payable, billed or accrued (including any fees and expenses of legal counsel and accountants, fees and expenses payable to financial advisors, investment bankers and brokers of Seller notwithstanding any contingencies, such as escrows, and to the extent related to the Transactions and incurred prior to the Closing, all other miscellaneous expenses or costs incurred by Seller), (B) any bonuses or severance payments to be paid by or on behalf of Seller to any officer or employee of Seller in connection with the Transactions and any payroll taxes incurred by Seller in connection therewith and (C) all other miscellaneous expenses or costs, in each case, incurred by Seller or any of its Related Parties that are payable by Seller, in connection with the Transactions.

“Transactions” means: (A) the execution and delivery of the respective Transaction Documents, and (B) all of the transactions contemplated by the respective Transaction Documents, including: (i) the sale of the Purchased Assets by Seller and the Korean Branch Office to Purchaser or a Subsidiary of Purchaser in accordance with the Agreement and the Local Purchase Agreement; (ii) the assumption of the Assumed Liabilities by Purchaser pursuant to the Assumption Agreement; and (iii) the performance by Seller and Purchaser of their respective obligations under the Transaction Documents, and the exercise by Seller and Purchaser of their respective rights under the Transaction Documents.

“Transfer Tax” has the meaning set forth in Section 5.10(c).

“Transferred Employees” has the meaning set forth in Section 5.8(a).

“Transition Services Agreement” has the meaning set forth in Section 1.5(a)(vi).

“WARN Act” has the meaning set forth in Section 2.20(k).

1.2 Sale of Purchased Assets.

(a) At the Closing, and except for the Excluded Assets, Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Purchaser good and valid title to the Purchased Assets, free and clear of any Encumbrances (other than Permitted Encumbrances), on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Purchased Assets” means and includes all of the properties, rights, interests and other tangible and intangible assets of Seller and its Subsidiaries (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) related to the Business, including any assets acquired by Seller or its Subsidiaries during the Pre-Closing Period; provided, however, that the Purchased Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets shall include:

(i) all inventories and work-in-progress of Seller and its Subsidiaries of the Business, whether located at one of Seller’s or its Subsidiaries’ facilities, en route to a customer, on consignment or otherwise;

(ii) all machinery, equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and all other tangible assets of Seller and its Subsidiaries related to the Business;

(iii) all Intellectual Property and Intellectual Property Rights and related goodwill of Seller and its Subsidiaries in and related to the Business other than as exclusively embodied in the Excluded Assets;

(iv) Seller’s rights and obligations under the Contracts identified on Schedule 1.2(a)(iv) (the “Assumed Contracts”);

(v) all Seller Authorizations (including Seller Authorizations identified in Section 2.6(b) of the Disclosure Schedule);

(vi) all claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights) and causes of action of Seller or its Subsidiaries against other Persons (regardless of whether or not such claims and causes of action have been asserted by Seller or its Subsidiaries), and all rights of indemnity, warranty rights, rights of contribution, rights to credits or refunds, rights of reimbursement and other rights of recovery possessed by Seller or its Subsidiaries (regardless of whether such rights are currently exercisable) to the extent related to the Business or the Touch Products, for the avoidance of doubt, any claim that is fully satisfied shall not be a claim under this subsection;

(vii) all rights of Seller and its Subsidiaries under Contracts that contain covenants not to compete in favor of Seller or its Subsidiaries that relate to the Business;

(viii) all Books and Records of Seller and its Subsidiaries, other than those identified in Section 1.2(b)(vii); and

(ix) any records associated with the Transferred Employees reasonably requested by Purchaser, subject to any restrictions imposed by applicable Legal Requirements on the transfer of employee files.

(b) Notwithstanding anything herein to the contrary, all assets, rights and properties of Seller and its Subsidiaries that are not specifically included within the Purchased Assets shall be retained by Seller and its Subsidiaries (collectively, the “Excluded Assets”), and the Excluded Assets shall not be purchased by or conveyed to Purchaser hereunder, and the Excluded Assets shall include the following:

(i) all cash and cash equivalents;

(ii) any accounts receivable;

(iii) any assets identified on Schedule 1.2(b)(ii);

(iv) any Contracts other than the Assumed Contracts;

(v) Seller’s rights under or with respect to any Seller Employee Plan;

(vi) Seller’s prepaid general and liability insurance;

(vii) any original Books and Records related to the Business necessary for Seller to operate its business related to the Excluded Assets (copies of such Books and Records will be included in the Purchased Assets); and

(viii) any of the rights of Seller arising out of or relating to the Transaction Documents.

1.3 Purchase Price.

(a) As consideration for the sale of the Purchased Assets to Purchaser, at the Closing:

(i) Purchaser shall pay to Seller the Closing Date Payment in accordance with Section 1.5(a);

(ii) Purchaser shall pay to the Korean Branch Office the Local Asset Consideration in accordance with Section 1.5(c); and

(iii) Purchaser shall assume the Assumed Liabilities in accordance with Section 1.5(a).

(b) For purposes of this Agreement “Assumed Liabilities” means only (A) the Assumed Warranty Obligations and (B) the obligations of Seller or its Subsidiaries under the Assumed Contracts, but only to the extent such obligations (i) accrue, arise or relate to periods after the Closing Date, (ii) do not arise from or relate to any breach by Seller or any Subsidiary of Seller of any provision of any of such Contracts, (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Contracts, and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of such Contracts and any extrinsic facts that have been disclosed to Purchaser which are necessary to interpret such express terms.

(c) Notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Liabilities, Purchaser shall not be obligated to assume or to perform or discharge any other Liability of Seller or its Subsidiaries (such other Liabilities being referred to as “Excluded Liabilities”). Without limiting the foregoing, Seller and its Subsidiaries shall retain and be responsible for, and Purchaser shall not be obligated to assume or to perform or discharge, and does not assume or perform or discharge:

(i) any Liability of Seller or its Subsidiaries arising out of or relating to the execution, delivery or performance of any of the Transaction Documents;

(ii) any Liability of Seller or its Subsidiaries relating to or arising out of the Excluded Assets;

(iii) any Liability of Seller or its Subsidiaries for Transaction Expenses;

(iv) any Liability of Seller or its Subsidiaries associated with Seller or its Subsidiaries’ compliance, or failure to comply, with any Legal Requirement;

(v) other than the Assumed Warranty Obligations, any Liability of Seller or its Subsidiaries arising from or relating to (A) goods provided by Seller or its Subsidiaries, (B) any services performed by Seller or its Subsidiaries for any customer, or (C) any claim or Proceeding against Seller or its Subsidiaries;

(vi) any Liability of Seller or its Subsidiaries, or otherwise imposed on the Purchased Assets, in respect of any Tax, including without limitation (A) any Liability of Seller or its Subsidiaries for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise, and (B) any Transfer Taxes, but excluding any Property Taxes to the extent that they are specifically allocated to Purchaser pursuant to Section 5.10(b);

(vii) any Liability of Seller or its Subsidiaries to any employee or former employee of Seller or its Subsidiaries, including (A) any claim or demand of a current or former employee relating to or arising as a result of employment, termination thereof, or an employment agreement, whether or not written, between Seller or its Subsidiaries and any Person, including, for this purpose, with respect to any Person claiming entitlements or benefits on the basis of a claimed employer-employee relationship between Seller and such Person, (B) any Liability under any Seller Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or its Subsidiaries or under which Seller or its Subsidiaries may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liabilities with respect to Seller’s or its Subsidiaries’ withdrawal or partial withdrawal from or termination of any Seller Employee Plan, (C) any Liability under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and any similar state, local U.S. or non-U.S. law or regulation, (D) any Liability of Seller or its Subsidiaries under the WARN Act, and any similar state, local U.S. or non-U.S. law or regulation, (E) any Liability of Seller or its Subsidiaries for payroll obligations and/or severance and/or paid time and/or mandatory or customary payment and/or expense accounts and/or benefit and/or entitlement for employees of Seller or its Subsidiaries, and (F) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal, state or non-U.S. employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date;

(viii) any Liability of Seller to any stockholder of Seller, in such Person’s capacity as a stockholder, or any other Related Party;

(ix) other than the Assumed Warranty Obligations, any Liability of Seller and its Subsidiaries relating to a warranty obligation under any Assumed Contract;

(x) any Liability relating to noncompliance with applicable bulk sales, fraudulent transfer or similar Legal Requirements in connection with the Transactions; or

(xi) any Liability related to Hazardous Materials or the violation of any Environmental and Safety Law.

1.4 Closing. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the Transactions (the “Closing”) shall take place as soon as reasonably practicable after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time and date as may be agreed upon by the parties. The Closing shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.5 Closing Deliveries.

(a) Purchaser Deliveries. Purchaser shall deliver to Seller, at or prior to the Closing, each of the following:

(i) in cash by wire transfer of immediately available funds, an amount equal to the Closing Date Payment;

(ii) an assignment and assumption agreement dated the Closing Date and in the form attached as Exhibit A (the “Assumption Agreement”), executed by Purchaser;

(iii) the bill of sale dated the Closing Date and in the form attached as Exhibit B (the “Bill of Sale”), executed by Purchaser;

(iv) the intellectual property assignment agreements dated the Closing Date and in the form attached as Exhibit C (the “Intellectual Property Assignment”), executed by Purchaser;

(v) the non-competition agreement dated the Closing Date and in the form attached as Exhibit D, executed by Purchaser (the “Seller Noncompetition Agreement”);

(vi) the transition services agreement dated the Closing Date and in the form attached as Exhibit E, executed by Purchaser (the “Transition Services Agreement”);

(vii) a certificate executed on behalf of Purchaser by a duly appointed officer and dated the Closing Date (the “Purchaser Closing Certificate”) confirming that the condition set forth in Section 6.2(a) has been satisfied in all respects; and

(viii) the Local Purchase Agreement, executed by Purchaser or a Subsidiary of Purchaser.

(b) Seller Deliveries. Seller shall deliver to Purchaser, at or prior to the Closing, each of the following:

(i) the Assumption Agreement, executed by Seller;

(ii) the Bill of Sale, executed by Seller;

(iii) the Intellectual Property Assignment, executed by Seller;

(iv) the Seller Noncompetition Agreement, executed by Seller;

(v) the Transition Services Agreement, executed by Seller;

(vi) a certificate from the Secretary of State of the States of Delaware, California and each other State or other jurisdiction in which Seller is qualified to do business as a foreign corporation dated within three days prior to the Closing Date certifying that Seller is in good standing and that all applicable Taxes and fees of Seller through and including the Closing Date have been paid;

(vii) evidence satisfactory to Purchaser of the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Transactions under the Contracts listed or described on Schedule 1.5(b)(vii), in the manner described on such Schedule with respect to each such Contract;

(viii) executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any Purchased Assets as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Purchaser that all Encumbrances on the Purchased Assets shall have been released prior to or shall be released simultaneously with the Closing;

(ix) a certificate executed on behalf of Seller by its Chief Executive Officer (the “Seller Closing Certificate”) confirming that each of the conditions set forth in Sections 6.3(a), 6.3(c), 6.3(d) and 6.3(e) has been satisfied in all respects;

(x) a certificate executed by Seller prepared in accordance with Treasury Regulations Section 1.1445-2(b), in form and substance satisfactory to Purchaser, certifying Seller’s non-foreign status;

(xi) a certificate, dated as of the Closing Date and executed on behalf of Seller by its Secretary, certifying Seller’s (A) Certificate of Incorporation, as amended, and (B) resolutions of Seller’s Board of Directors approving the Transactions and adopting this Agreement; and

(xii) the Local Purchase Agreement, executed by the Korean Branch Office.

(c) Local Asset Transfer. Purchaser shall deliver to the Korean Branch Office, at or prior to the Closing, in cash by wire transfer of immediately available funds, an amount equal to the Local Asset Consideration.

1.6 Allocation.

(a) No later than 30 days following the Closing Date, Purchaser will deliver to Seller its allocation of the Purchase Price (plus the Assumed Liabilities and any other amounts paid by Purchaser pursuant to this Agreement to the extent properly taken into account under the Code and the Treasury regulations promulgated thereunder) among the Purchased Assets (the “Allocation”). The Allocation will be made in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder. If the Purchase Price is adjusted, the Allocation shall be adjusted as determined by Purchaser.

(b) The parties agree to act in accordance with the Allocation in the preparation and filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date). Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each of Purchaser and Seller shall deliver to the other a copy of its Form 8594.

1.7 Withholding of Taxes. Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax law or under any applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.8 Unobtained Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any Contract or any claim, right or benefit arising thereunder or resulting therefrom if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or adversely affect the rights of Purchaser thereunder. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or Purchaser thereunder so that Purchaser would not in fact receive all such rights, Purchaser and Seller will cooperate with each other in any arrangement designed to provide for Purchaser the benefits of any such Contract. Any transfer or assignment to Purchaser by Seller of any Contract that requires the consent or approval of any third party will, without reducing or adversely affecting the obligations of Seller to transfer or assign such Contract set forth in this Article I or the representations and warranties of Seller set forth in Article II, be made subject to such consent or approval being obtained, and shall become fully effective when such consent or approval is obtained.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures set forth in the Disclosure Schedule (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates, and each other Section or Subsection of this Article II to the extent that it is readily apparent on its face that such disclosure applies to such other Section or Subsection) and each of which disclosures shall also be deemed to modify the representations and warranties made by Seller to Purchaser under this Article II), Seller represents and warrants to Purchaser as follows:

2.1 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full power and authority and possesses all permits necessary or desirable to enable it to own, lease or otherwise hold its properties and to conduct the Business as now being conducted and as currently proposed by it to be conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction except where the failure to be so qualified and in good standing would not be material to Seller. Section 2.1(a) of the Disclosure Schedule contains a complete list of all of the Subsidiaries of Seller, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

2.2 Ownership of Purchased Assets. All of the Purchased Assets are held and owned by Seller directly, except for the Purchased Assets held and owned by the Korean Branch Office set forth on Section 2.2 of the Disclosure Schedule which shall be conveyed to Purchaser or a Subsidiary of Purchaser at Closing pursuant to the Local Purchase Agreement.

2.3 Organization Documents. Seller has delivered or made available to Purchaser true, complete and correct copies of its organizational documents, including the Certificate of Incorporation and other governing documents of Seller, both as amended through the Agreement Date. Seller is not in violation of any of the provisions of its Certificate of Incorporation or other governing documents of Seller, as so amended.

2.4 Authority and Enforceability.

(a) Seller has all requisite power and authority to enter into this Agreement, each of the other agreements contemplated hereby to which Seller is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, each of the other agreements contemplated hereby to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly authorized, executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, and each other agreement contemplated hereby to which Seller is or will be a party, after being duly executed and delivered by Seller, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, in each case subject only to the effect, if any, of

(a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (b) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

(b) Except as set forth on Section 2.4 of the Disclosure Schedule, the Board of Directors of Seller, by resolutions duly adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions provided for herein are fair to, advisable and in the best interest of Seller and its stockholders, and (ii) approved this Agreement and the Transactions.

2.5 Non-Contravention. The execution and delivery of this Agreement by Seller does not, the execution and delivery of each of the other agreements contemplated hereby to which Seller is or will be a party do not and will not, the consummation of the transactions contemplated hereby and thereby will not, and the performance by Seller of its obligations hereunder and thereunder, do not and will not: (a) result in the creation of any Encumbrance on any of the Purchased Assets; or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Certificate of Incorporation of Seller, in each case as amended to date, (ii) any Contract of Seller related to the Business or applicable to any of the Purchased Assets or (iii) any Legal Requirements applicable to Seller or to any of the Purchased Assets.

2.6 Consents; Approvals; Permits.

(a) Section 2.6(a) of the Disclosure Schedule sets forth a list of all notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations, or qualifications, registrations or applications for new approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations, or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Entity or any other Person and the Contracts associated therewith (if any) that are required as a result of the execution, delivery and performance by Seller of this Agreement, each of the other agreements contemplated hereby to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby (each, an “Approval”). No other Approval is required or necessary in connection with the execution and delivery of this Agreement, each of the other agreements contemplated hereby to which Seller is or will be a party, or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 2.6(a) of the Disclosure Schedule, none of the Assumed Contracts require any Approval to remain in full force and effect following such Transactions.

(b) Section 2.6(b) of the Disclosure Schedule sets forth a list of each Governmental Authorization and other third party license, approval, consent or other permission (i) pursuant to which Seller or any of its Subsidiaries currently operates or holds any interest in any of the Purchased Assets, or (ii) that is required for the operation of the Business by Seller or its Subsidiaries (all of the foregoing Approvals, collectively, the “Seller Authorizations”), and all of Seller Authorizations are in full force and effect and Seller and its Subsidiaries are, and have at all times been, in compliance with the requirements of such Seller Authorizations.

(c) No vote of any holder of capital stock of Seller is required to approve the Transactions or to adopt this Agreement.

2.7 Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified in Section 2.7 of the Disclosure Schedule, Seller and its Subsidiaries are neither a party to or bound by any of the following Contracts relating to the Business or the Purchased Assets (each a “Material Contract”):

(i) any Contract with any customer in excess of $20,000 on an annual basis;

(ii) other than “shrink wrap” and similar generally available commercial end-user licenses to Software that is not redistributed with or used in the development or provision of the Touch Products that have an individual acquisition and annual support costs of $20,000 or less, all licenses, sublicenses and other Contracts to which Seller or a Subsidiary of Seller is a party and pursuant to which Seller or a Subsidiary of Seller acquired or is authorized to use any Third Party Intellectual Property Rights;

(iii) any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract;

(iv) any continuing Contract for the purchase, sale or license of materials, supplies or equipment, or any services, Intellectual Property (other than Software), Intellectual Property Rights, or other assets;

(v) any Contract involving payments or expenditures by Seller or any Subsidiary of Seller in excess of $20,000 in the aggregate over the life of the Contract;

(vi) any Contract that expires or may be renewed at the option of any Person other than Seller so as to expire more than one year after the Agreement Date;

(vii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(viii) any Contract limiting the freedom of Seller or any Subsidiary of Seller to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property or Intellectual Property Rights or otherwise limiting the right of Seller or any Subsidiary of Seller to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, components, parts, subassemblies or services;

(ix) any Contract granting most favored nation pricing or similar provisions;

(x) any Contract granting any exclusive rights of any type or scope to any Person;

(xi) any Contract granting rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(xii) any Contract pursuant to which Seller or its Subsidiaries is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $20,000 per annum;

(xiii) any Contract relating to Seller or its Subsidiaries (A) with any of its or their respective officers, employees or stockholders or any member of their immediate families or (B) with any Person with whom Seller or such affiliate does not deal at arm’s length;

(xiv) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(xv) all licenses, sublicenses and other Contracts as to which Seller or a Subsidiary of Seller is a party and pursuant to which any Person is authorized to use any Seller-Owned Intellectual Property or any Touch Product;

(xvi) any Contract providing for the development of any Software, content, technology or other Intellectual Property, independently or jointly, by or for Seller or a Subsidiary of Seller;

(xvii) any Contract to license or authorize any third party to manufacture or reproduce any of the Touch Products, services, or Intellectual Property of Seller or its Subsidiaries;

(xviii) any Contracts relating to the membership of, or participation by, Seller in, or the affiliation of Seller with, any industry standards group or association;

(xix) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $20,000 per annum;

(xx) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of Seller or its Subsidiaries (other than under its unmodified form of standard customer or distributor agreement, the form of which has been made available to Purchaser);

(xxi) any Contract for the employment of any officer, employee or consultant of Seller or its Subsidiaries or any other type of Contract with any officer, employee or consultant of Seller or its Subsidiaries that is not immediately terminable by Seller or such Subsidiary without cost or Liability, including any Contract requiring it to make a payment to any officer, employee or consultant on account of the Transactions or any Contract that is entered into in connection with this Agreement;

(xxii) any Contract under which Seller or its Subsidiaries provides any advice or services to any third party, including any consulting Contract, professional Contract, deployment or development services Contract, or support services Contract (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services);

(xxiii) any Contract with any labor union or any collective bargaining agreement or similar contract with employees;

(xxiv) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by Seller or its Subsidiaries, in connection with this Agreement and the Transactions;

(xxv) any Contract pursuant to which Seller or its Subsidiaries has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person;

(xxvi) any Contract with any Governmental Entity or any Seller Authorization;

(xxvii) any settlement agreement;

(xxviii) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, either alone or in combination with any other event and any Contract terminable upon less than 60 days’ notice to Seller or its Subsidiaries party thereto; or

(xxix) any other oral or written Contract or obligation not listed in clauses (i) through (xxviii) that individually had or has a value or payment obligation in excess of $30,000 over the life of the Contract or is otherwise material to the Business.

(b) All Material Contracts are in written form. Seller or the applicable Subsidiary of Seller party to such Contract has performed all of the obligations required to be performed by it and is entitled to all benefits under, is not alleged to be in default in respect of, any Material Contract. There exists no default or event of default or event, occurrence, condition or act, with respect to Seller or such applicable Subsidiary, or to Seller’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of Seller or the applicable Subsidiary of Seller party thereto under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. Neither Seller nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.

(c) Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding agreement of Seller or any applicable Subsidiary of Seller party thereto, and Seller has no knowledge that any Material Contract is not a legal, valid and binding agreement of any other party thereto, subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief). Immediately following the Closing Date, each Assumed Contract shall remain a legal, valid and binding agreement of Purchaser and, to the knowledge of Seller, each other party thereof, enforceable against Purchaser in accordance with its respective terms and, to the knowledge of Seller, enforceable against each other party thereto in accordance with its respective terms, subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief). The Assumed Contracts are all the Contracts necessary for Purchaser to conduct the Business in the manner in which it is currently being conducted.

(d) True and complete copies of each Material Contract, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to Purchaser prior to the Agreement Date.

2.8 Solvency. Seller has not, at any time, (a) made a general assignment for the benefit of creditors, (b) filed, or had filed against it, any bankruptcy petition or similar filing, (c) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, or (d) admitted in writing its inability to pay its debts as they become due. Seller is not now insolvent, nor will it be rendered insolvent by any of the Transactions. As used in this section, “insolvent” means that the sum of the present fair saleable value of the assets of an Entity do not and will not exceed its debts and other probable Liabilities. Immediately after giving effect to the consummation of the Transactions, (a) Seller will be able to pay its Liabilities as they become due in the Ordinary Course of Business, (b) Seller will not have unreasonably small capital with which to conduct their present or proposed businesses, (c) Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (d) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all debts of, and judgments against, Seller promptly in accordance with their terms.

2.9 Financial Statements

(a) The financial statements that encompass or include the Business contained in the registration statements, periodic reports and other reports filed by Seller with the SEC since January 1, 2007 (the “Financial Statements”), (i) have been prepared from the books and records of Seller, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly present in all material respects the financial condition of Seller at the dates therein indicated, and (v) are true, complete and correct in all material respects. The revenues and direct expenses set forth in the Financial Statements were recognized in accordance with Seller’s historical revenue recognition and expense policies and practices all of which are consistent with GAAP. Any allocations made by Seller and applicable to the expenses recorded on the statements of revenue and expenses included in the Financial Statements have been made and recorded on a systematic and rational basis. There are no credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items or duties that are related to any Purchased Assets that are individually or in the aggregate material to the Business.

(b) Seller has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Seller has not identified any material weaknesses in the design or operation of its internal controls over financial reporting, and Seller is not aware of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) were, at the time of their respective filing or submission with the SEC, accurate and complete and complied as to form and content with Legal Requirements.

2.10 Absence of Certain Changes. Since December 31, 2008, there has not been any Seller Material Adverse Effect, Seller and its Subsidiaries have conducted the Business only in the Ordinary Course of Business, and, without limiting the generality of the foregoing:

(a) neither Seller nor any of its Subsidiaries has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of the Business or any of the Purchased Assets (other than nonexclusive licenses of Touch Products granted to its customers in the Ordinary Course of Business);

(b) except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by Seller or any revaluation by Seller of any of the Purchased Assets;

(c) neither Seller nor any of its Subsidiaries has entered into, amended, terminated, breached, or waived any rights, benefits or claims of Seller or its Subsidiaries under, any Material Contract, and there has not occurred any default under any Material Contract;

(d) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by Seller or its Subsidiaries to any of the Business Employees or consultants who provide service to the Business (other than increases in the base salaries of Business Employees who are not officers in an amount that do not exceed 5% of such base salaries), any material modification by Seller of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of Seller consistent with past practice), or any termination or modification of any Seller Employee Plan, and neither Seller nor any of its Subsidiaries has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;

(e) there has not occurred the execution by Seller or its Subsidiaries of any employment agreements or service Contracts or the extension of the term of any existing employment agreement or service Contract with any Business Employee or consultant who provides service to the Business;

(f) there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of Seller or its Subsidiaries who are Business Employees, any termination of employment of any such Business Employees, or any labor dispute or claim of unfair labor practices involving Seller or its Subsidiaries;

(g) neither Seller nor any of its Subsidiaries has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets;

(h) neither Seller nor any of its Subsidiaries has paid, discharged, cancelled or waived any Encumbrance or Liability pertaining to the Purchased Assets or the Business which was not incurred in the Ordinary Course of Business since December 31, 2008;

(i) neither Seller nor any of its Subsidiaries has deferred, failed to pay or otherwise satisfy any Liability related to the Business in excess of $30,000 which is presently due and payable except Liabilities that are being contested in good faith by appropriate means or proceedings;

(j) with respect to the Business, neither Seller nor any of its Subsidiaries has engaged in (i) any discount, accommodation or other concession or engaged in any other efforts outside the Ordinary Course of Business, (ii) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, and (iii) any practice which would have the effect of modifying the fiscal quarter during which collections of receivables or payments by Seller or any of its Subsidiaries occur such that such collections or payments occur during a fiscal quarter other than as would be expected based on past practice;

(k) neither Seller nor any of its Subsidiaries has made any material change in the manner in which it extends discounts, credits or warranties to customers of the Business or otherwise deals with such customers;

(l) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the Purchased Assets;

(m) neither Seller nor any of its Subsidiaries has sold, disposed of, transferred or licensed to any Person any rights to any Seller-Owned Intellectual Property related to the Business (other than on a non-exclusive basis in the Ordinary Course of Business, acquired or licensed from any Person any Intellectual Property related to the Business, or sold, disposed of, transferred or provided a copy of the source code for Seller Proprietary Software related to the Business to any Person;

(n) with respect to the Business or the Purchased Assets, neither Seller nor any of its Subsidiaries has entered into any Contract that imposes any restriction on the right or ability of Seller or its Subsidiaries to engage in any line of business or to compete with any other Person or contains any most favored nation or similar provisions;

(o) with respect to the Business or the Purchased Assets, neither Seller nor any of its Subsidiaries has (i) adopted or changed any Tax or other accounting methods, principles or practices or changed any annual Tax accounting period, (ii) made or changed any Tax election, (iii) settled or compromised any claim, notice, audit report or assessment in respect of Taxes, (iv) filed any amended Tax Return, (v) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, transfer pricing agreement or closing agreement relating to any Tax, (vi) surrendered any right to claim a Tax refund, (vii) consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (viii) agreed to take any of the actions described in (i) through (vii) above;

(p) neither Seller nor any of its Subsidiaries has failed to renew, canceled, or amended, any insurance policy that materially affects the Business or the Purchased Assets; and

(q) neither Seller nor any of its Subsidiaries has agreed, in writing or otherwise, to do any of the foregoing.

2.11 No Liabilities. Neither Seller nor any of its Subsidiaries has any Liabilities of any nature related to the Business other than (i) those incurred in the conduct of the Business since December 31, 2008 in the Ordinary Course of Business, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of Legal Requirements, and (ii) those incurred by Seller in connection with the execution of this Agreement.

2.12 Assets and Properties. Neither Seller nor any of its Subsidiaries owns any real property. Section 2.12(a) of the Disclosure Schedule identifies each parcel of real property leased, occupied or otherwise used by Seller and its Subsidiaries in connection with the Business (the “Seller Real Estate”). Seller and its Subsidiaries have adequate rights of ingress and egress into any Seller Real Estate and there are no facts known to Seller that could materially and adversely affect the possession, use or occupancy of Seller Real Estate. To the knowledge of Seller, all utilities serving Seller Real Estate are installed and operating and are sufficient to enable Seller Real Estate to continue to be used and operated consistent with past practices, and any so-called hook-up fees or other associated charges accrued to date have been fully paid. All Seller Real Estate is leased free and clear of all Encumbrances, except for Permitted Encumbrances, and no such property is subject to any order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor to the knowledge of Seller is any such proceeding threatened. Seller has heretofore provided to Purchaser true, correct and complete copies of all leases, subleases and other agreements under which Seller or an Subsidiary of Seller uses or occupies or has the right to use or occupy, now or in the future, any real property or facility in connection with the Business, including all modifications, amendments and supplements thereto. The tangible property of Seller and its Subsidiaries that is used in the operations of the Business are (i) in good operating condition and repair, subject to normal wear and tear and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the Ordinary Course of Business. Section 2.12(b) of the Disclosure Schedule sets forth a list of each tangible asset and item of personal property of Seller and its Subsidiaries related to the Business.

2.13 Title to Purchased Assets; Encumbrances. Seller has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances, except Permitted Encumbrances incurred in the Ordinary Course of Business for obligations not past due. The Purchased Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable Purchaser to conduct the Business in the manner in which it is currently being conducted.

2.14 Litigation. Except as set forth in a report filed by Seller with the SEC pursuant to the Exchange Act between January 1, 2009 and the Agreement Date (a) there is no private or governmental Proceeding pending, or, to the knowledge of Seller, threatened against Seller, its Subsidiaries or any of their respective officers or employees (in their capacities as such or relating to their employment, services or relationship with Seller or its Subsidiaries) that would reasonably be expected to have an adverse impact on the Business or the Purchased Assets, nor, to the knowledge of Seller, is there any reasonable basis for any such action, suit, Proceeding, claim, mediation, arbitration or investigation; (b) there is no Order against or applicable to Seller, its Subsidiaries, the Business, the Purchased Assets, nor to the knowledge of Seller, any officers of Seller or its Subsidiaries or any Business Employees (in their capacities as such or relating to their employment, services or relationship with Seller or its Subsidiaries); (c) there is no private or governmental Proceeding pending, or, to the knowledge of Seller, threatened based upon Seller entering into this Agreement or any of the other Transactions, nor, to the knowledge of Seller, is there any reasonable basis for any Person to assert a claim against Seller based upon Seller entering into this Agreement or any of the other Transactions; and (d) Seller has no Proceeding pending against any other Person relating to the Business or the Purchased Assets.

2.15 Restrictions on Business Activities. There is no Contract or Order binding upon Seller or its Subsidiaries which has or would reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing the conduct of the Business by Seller or its Subsidiaries (after the Closing, Purchaser and its Affiliates) as currently conducted by Seller or its Subsidiaries.

2.16 Compliance with Laws.

(a) (i) Seller and its Subsidiaries have complied with and are not in violation of any Legal Requirement, and (ii) neither Seller nor any of its Subsidiaries has received any notice of, or other communication regarding, any pending or threatened Proceeding or violation relating to any Legal Requirement, in each case with respect to the conduct of the Business, or the ownership or operation of the Business or the Purchased Assets.

(b) Neither Seller nor any of its Subsidiaries has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any officer or employee of any Governmental Entity, a member of a foreign political party or a candidate for political office in a foreign country, for the purpose of influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist Seller or any Subsidiary of Seller to obtain or retain business for or with, or in directing business to, any Person.

2.17 Intellectual Property.

(a) Section 2.17(a)(i) of the Disclosure Schedule contains an accurate and complete list of all Seller Proprietary Software incorporated in, provided with, or used in or otherwise necessary for the use, support, manufacture and maintenance of the Touch Products, including all Software that Seller and a Subsidiary of Seller provides or makes available to its customers for the use, support, manufacture or maintenance of the Touch Products. Section 2.17(a)(ii) of the Disclosure Schedule contains an accurate and complete list of all third party hardware, software and firmware components that are incorporated or embedded in or distributed together with the Touch Products (including Third Party Software), which list describes whether such components are used internally by Seller or its Subsidiaries or distributed or made available to Third Parties as incorporated in or provided with the Touch Products.

(b) Section 2.17(b) of the Disclosure Schedule contains an accurate and complete list of (A) each item of Registered Intellectual Property in which Seller or a Subsidiary of Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) that is used in connection with, or is otherwise related to, the Business, (B) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable application, registration or serial number, (C) any Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest; and (D) all unregistered trademarks related to the Business. Seller and its Subsidiaries do not own or have any rights to any URLs or domain names that are necessary to conduct the Business as currently conducted. Seller has provided to Purchaser true, correct and complete copies of all applications, material correspondence with any Governmental Entity, and other material documents related to the prosecution and maintenance of each such item of Registered Intellectual Property.

(c) Seller owns all right, title and interest in and to all of the Seller-Owned Intellectual Property used in connection with, or is otherwise related to, the Business and exclusively owns all such Seller-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances and licenses and rights granted by Seller or any of its Subsidiaries in the

Ordinary Course of Business). No Person has any ownership interest in or other right to any such Seller-Owned Intellectual Property (including any interest or right in any derivatives thereof, whether or not developed as of the Closing Date), including the right to royalty payments based on Seller’s or its Subsidiaries’ license, sale or use of the Touch Products. Seller has not received any notice or claims challenging Seller’s exclusive ownership of any such Seller-Owned Intellectual Property or the validity or enforceability of any such Seller-Owned Intellectual Property. Seller has not granted to any Person any exclusive rights in any such Seller-Owned Intellectual Property.

(d) Seller has, and after the Closing Date Purchaser shall have, all rights in and to the Third Party Intellectual Property and all other Intellectual Property and Intellectual Property Rights necessary to operate the Business as currently conducted, including for the design, manufacture, license and sale of all Touch Products currently under development or in commercial production. The Seller-Owned Intellectual Property, together with the Third Party Intellectual Property, constitutes all of the Intellectual Property necessary to operate the Business as currently conducted. All such licensed Intellectual Property Rights and rights to use Intellectual Property will not cease to be valid and enforceable rights of Seller by reason of the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

(e) With respect to the Business, neither Seller nor any of its Subsidiaries has infringed, misappropriated, or otherwise violated (collectively, “Infringed”), or is Infringing, any Intellectual Property Right of any Person, and no claim of such infringement, misappropriation, or violation is pending or threatened against Seller, any Subsidiary of Seller, or any Person who is entitled to be indemnified, defended, held harmless, or reimbursed by Seller or a Subsidiary of Seller for such Infringement. No Seller-Owned Intellectual Property used in connection with, or is otherwise related to, the Business or the Touch Products is subject to any legal proceeding or outstanding order or Contract that restricts in any manner the use, transfer or licensing thereof by Seller or affects the validity, use or enforceability of the Seller-Owned Intellectual Property. Neither Seller nor any of its Subsidiaries has received any notice alleging, or otherwise has knowledge of (i) the invalidity, or any limitation on Seller’s right to use with respect to any of the Seller-Owned Intellectual Property used in connection with, or is otherwise related to, the Business, or of (ii) the alleged infringement, misappropriation or breach of any rights of others by Seller or any Subsidiary of Seller in connection with the conduct of the Business. No Person has notified Seller or any of its Subsidiaries that it is claiming any ownership of or right to use any Seller-Owned Intellectual Property used in connection with, or is otherwise related to, the Business.

(f) Seller has taken all reasonable steps necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers) in connection with the Purchased Assets or the Business to safeguard, maintain the confidentiality of, and otherwise protect and enforce its rights in all proprietary information that Seller or any Subsidiary of Seller holds, or purports to hold, as a trade secret and which is used in connection with, or is otherwise related to, the Business. Without limiting the foregoing, (i) there has been no misappropriation or loss of any trade secrets used in connection with, or is otherwise related to, the Business by any Person; (ii) to the knowledge of Seller, no employee, independent contractor or agent of Seller or a Subsidiary of Seller has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) to the knowledge of Seller, no employee, independent contractor or agent of Seller or a Subsidiary of Seller is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Seller Owned Intellectual Property.

(g) All Seller-Owned Intellectual Property used in connection with, or is otherwise related to, the Business is valid, subsisting and enforceable (other than pending applications for Registered Intellectual Property). Each item of such Seller-Owned Intellectual Property that is Registered Intellectual Property is in compliance with all Legal Requirements relating to the registration of Intellectual Property Rights, and all filings, payments, and other actions required to be made or taken to maintain such item of Seller-Owned Intellectual Property in full force and effect have been made by the applicable deadline. No application related to such Registered Intellectual Property has been abandoned, allowed to lapse, or rejected. Section 2.17(g) of the Disclosure Schedule identifies and describes each filing, payment, and action that must be made or taken on or before the date that is ninety (90) days after the Closing Date in order to maintain each item of such Registered Intellectual Property in full force and effect.

(h) Except as set forth on Section 2.17(h) of the Disclosure Schedule, Seller maintains (i) machine-readable copies of Seller Proprietary Software and the Third Party Software used in connection with, or is otherwise related to, the Business and (ii) reasonably complete technical documentation or user manuals for all releases or versions thereof currently in use by Seller, its Subsidiaries or their respective customers. Such machine-readable copy conforms to the corresponding source code listing in all material respects.

(i) Except as set forth on Section 2.17(i) of the Disclosure Schedule, Seller Proprietary Software and the Third Party Software used in connection with, or is otherwise related to, the Business do not contain and are not in any manner derived from any Publicly Available Software and do not contain any virus, worm, trojan horse, or similar malicious code. No source code for any Seller Proprietary Software used in connection with, or is otherwise related to, the Business has been delivered, licensed, or made available to any escrow agent or other Person who was not at that time an employee or contractor of Seller or a Subsidiary of Seller, other than those Persons listed on Section 2.17(i) of the Disclosure Schedule. Seller has no obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Software to any escrow agent or other Person (other than any employee or contractor of Seller). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Seller Proprietary Software used in connection with, or is otherwise related to, the Business to any other Person who is not an employee or contractor of Seller or any Subsidiary of Seller.

(j) There are no material deviations from published specifications regarding the Touch Products that have been made commercially available.

(k) The Third Party Software (including, for purposes of this clause, all commercially available “off-the-shelf” or “shrink-wrapped” software) that constitutes a component of any Touch Product is generally commercially available for license at commercially reasonable rates and on commercially reasonable terms or the licenses for such Third Party Software will be assigned to Purchaser pursuant to this Agreement.

(l) No funding, facilities, or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Seller-Owned Intellectual Property used in connection with, or is otherwise related to, the Business.

(m) Neither Seller nor any of its Subsidiaries is or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Seller or such Subsidiary to grant or offer to any other Person any license or right to or otherwise impair Seller’s control of any Seller-Owned Intellectual Property used in connection with, or is otherwise related to, the Business.

(n) Neither the execution, delivery, or performance of this Agreement or any Transaction Documents, nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in (A) a loss of rights in, or Encumbrance on, or the acceleration of any rights with respect to any Seller-Owned Intellectual Property or Third Party Intellectual Property used in connection with, or is otherwise related to, the Business; (B) a breach of, or termination or other right arising under, any Contract required to be listed on Section 2.7(a)(ii) of the Disclosure Schedule; (C) the release, disclosure, or delivery of any source code or confidential technical design information for any Seller Proprietary Software used in connection with, or is otherwise related to, the Business by or to any escrow agent or other Person other than Purchaser; or (D) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Seller-Owned Intellectual Property used in connection with, or is otherwise related to, the Business.

2.18 Environmental Matters. (a) All Hazardous Materials and wastes of Seller and its Subsidiaries have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (b) neither Seller nor any of its Subsidiaries has received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (c) no notices, administrative actions or suits are pending or threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by Seller; (d) neither Seller nor any of its Subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (e) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities; (f) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Facility, including treatment or storage tanks, sumps, or water, gas or oil wells; (g) the Facilities and Seller’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws; and (h) to the knowledge of Seller, there have not been in the past, and are not now, any events, conditions, circumstances, activities, practices, incidents, actions or plans which could reasonably be expected to interfere with or prevent continued compliance with, or which could reasonably be expected to give rise to any common law or legal liability, or otherwise form the basis for any claim, action, suit, proceeding, hearing or investigation against or involving Seller or any Subsidiary of Seller, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.

2.19 Taxes. All Tax Returns with respect to the Business and the Purchased Assets have been filed in a timely manner. All such Tax Returns are correct and complete. All Taxes required to have been paid, or claimed by any Governmental Entity to be payable in connection with the Business or the Purchased Assets have been duly paid in full on a timely basis. There are no Liabilities for sales taxes in connection with the Business or the Purchased Assets required to be paid prior to the date of this Agreement that have not been paid. No claims related to Taxes have been asserted in writing with respect to the Business or the Purchased Assets, and no Proceedings relating to Taxes have been commenced (or threatened in writing) with respect to the Purchased Assets or the Business. No Tax Returns are required to be filed in connection with the Business or the Purchased Assets in any jurisdiction in which such Tax Return are not currently being filed. There are no encumbrances for Taxes upon any of the Purchased Assets, other than statutory liens for current Taxes not yet due and payable. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes relating to, the Business or the Purchased Assets. No request for any such waiver is pending. No power of attorney (other than powers of attorney authorizing employees of Seller to act on behalf of Seller) with respect to any Taxes has been executed or filed with any Tax authority. The Purchased Assets are not subject to any joint venture, partnership or other arrangement or contract that is treated as partnership for federal, state, local or foreign Tax purposes.

2.20 Employee Benefit Plans and Employee Matters.

(a) No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Seller, is threatened, against or with respect to any Seller Employee Plan, including any audit or inquiry by the IRS or Department of Labor.

(b) Except as set forth on Section 2.20(b) of the Disclosure Schedule, there is no Business Employee who is not fully available to perform work as of the Agreement Date because of disability or other leave.

(c) None of the execution and delivery of this Agreement, the consummation of the Transactions or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Business Employee, (ii) materially increase or otherwise enhance any benefits otherwise payable by Seller or a Subsidiary of Seller to a Business Employee, (iii) result in the acceleration of the time of payment or vesting of any such benefits to a Business Employee, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Business Employee, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Seller or a Subsidiary of Seller to any Business Employee.

(d) With respect to the Business, Seller is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Seller has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Business Employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Seller has paid in full to all Business Employees, as well as independent contractors and consultants who provide services to the Business all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Seller is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against Seller or a Subsidiary of Seller with respect to a Business Employee under any workers compensation plan or policy or for long term disability. Seller has no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of Seller, threatened, between Seller or its Subsidiaries and any Business Employee, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

(e) Neither Seller nor any of its Subsidiaries has been a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by Seller or its Subsidiaries and neither Seller nor any of its Subsidiaries has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by Seller or any Subsidiary of Seller. Seller has no knowledge of any activities or proceedings of any labor union or to organize the Business Employees. There is no labor dispute, strike or work stoppage against Seller or its Subsidiaries pending or, to the knowledge of Seller, threatened which may interfere with the

Business. Neither Seller, its Subsidiaries, nor to the knowledge of Seller, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of their respective businesses, and there is no charge or complaint against Seller or any Subsidiary of Seller by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of Seller, threatened. No employee of Seller or any Subsidiary of Seller whose employment was substantially related to the Business has been dismissed by Seller or the applicable Subsidiary in the 12 month period preceding the Agreement Date.

(f) To the knowledge of Seller, no Business Employee is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such Business Employee to be employed by Seller or any Subsidiary of Seller because of the nature of the business conducted by Seller or to the use of trade secrets or proprietary information of others. Except as set forth on Section 2.20(f) of the Disclosure Schedule, no Business Employee has given notice to Seller or its Subsidiaries, nor does Seller otherwise have knowledge, that any such Business Employee intends to terminate his or her employment with Seller or its Subsidiaries. The employment of each of the Business Employees is “at will” (except for non-U.S. employees of Seller or its Subsidiaries located in a jurisdiction that does not recognize the “at will” employment concept) and neither Seller nor any of its Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of the Business Employees, except as set forth on Section 2.20(f) of the Disclosure Schedule. As of the Agreement Date, Seller has not, and to the knowledge of Seller, no other Person has, (i) entered into any Contract that obligates or purports to obligate Seller or its Subsidiaries to make an offer of employment to any present or former Business Employee or consultant of Seller or its Subsidiaries who provides service to the Business and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any such present or former Business Employee or consultant of Seller or its Subsidiaries of any terms or conditions of employment with Seller or its Subsidiaries following the Closing Date.

(g) Seller has provided Purchaser with a true, correct and complete list of all Business Employees showing each such person’s name, position, state or country of residence and principal employment, date of employment, annual remuneration, status as exempt/non-exempt, bonuses, severance rights, fringe benefits and other compensation for the current fiscal year and the most recently completed fiscal year. Neither Seller nor any of its Subsidiaries has any Liability, whether absolute or contingent, including any obligations under any Seller Employee Plans, with respect to any misclassification of a Person performing services for Seller or its Subsidiaries with respect to the Business as an independent contractor rather than as an employee.

(h) Seller has provided Purchaser with a true, correct and complete list of all of the consultants and independent contractors who provide services to the Business and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.

(i) Seller has provided to Purchaser true, correct and complete copies of each of the following, as applicable to the Business Employees: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and Seller or a Subsidiary of Seller (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); and a schedule of bonus commitments.

(j) There are no performance improvement or disciplinary actions contemplated or pending against any Business Employee.

(k) Seller and its Subsidiaries are in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) neither Seller nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller or its Subsidiaries; and (iii) neither Seller nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither Seller nor any of its Subsidiaries has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

(l) There is no agreement, plan, arrangement or other Contract covering any Business Employee or other service provider of Seller or ERISA Affiliate who provides service to the Business to which Seller is a party or by which Seller is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(m) The Transaction contemplated by this Agreement (and any related termination of a Business Employee’s employment with Seller or its Subsidiaries) will not result in Section 409A of the Code imposing any adverse tax consequences to the participants in any “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which Seller or any Subsidiary of Seller is a party and pursuant to which a Business Employee is a participant (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

2.21 Interested Party Transactions. None of the officers of Seller and, to the knowledge of Seller, none of the employees or stockholders of Seller, nor any immediate family member of an officer, employee or stockholder of Seller, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, employee of or consultant or contractor for any firm, partnership, entity or corporation that does business with, or has any contractual arrangement with, Seller related to the Business (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). None of said officers, employees or stockholders or any member of their immediate families, is a party to, or to the knowledge of Seller, otherwise directly or indirectly interested in, any Contract related to the Business to which Seller is a party or by which the Purchased Assets may be bound or affected. To the knowledge of Seller, none of said officers, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business.

2.22 Insurance. Section 2.22 of the Disclosure Schedule lists all current claims that have been submitted under insurance policies covering Seller and materially relating to the Business or the Purchased Assets. None of the claims listed on Section 2.22 of the Disclosure Schedule have been denied any insurance coverage that has been requested. Seller has submitted all known claims relating to the Business or the Purchased Assets to their insurance policy carriers.

2.23 Books and Records. Seller has provided to Purchaser true, correct and complete copies of each document that has been requested by Purchaser or its counsel in connection with their legal and accounting review of the Business (other than any such document that does not exist or is not in Seller’s possession or subject to its control). Without limiting the foregoing, Seller has provided to Purchaser complete and correct copies of (a) all documents identified on the Disclosure Schedule, (b) the Certificate of Incorporation or equivalent organizational or governing documents of Seller, each as currently in effect, and (c) all permits, orders, authorizations and consents issued by any Governmental Entity with respect to the Business or the Purchased Assets, and all applications for such permits, orders, authorizations and consents. The books, records and accounts of Seller (a) are true, correct and complete in all material respects, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Business, and (d) accurately and fairly reflect the basis for the Financial Statements.

2.24 Export Control Laws. Seller and its Subsidiaries have conducted their export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing: (a) Seller and its Subsidiaries have obtained all export licenses and other approvals required for their exports of products, software and technologies from the United States; (b) Seller and its Subsidiaries are in compliance with the terms of all applicable export licenses or other approvals; (c) there are no pending or, to the knowledge of Seller, threatened claims against Seller or its Subsidiaries with respect to such export licenses or other approvals; (d) there are no actions, conditions or circumstances pertaining to Seller’s or its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future claims; and (e) no consents or approvals for the transfer of export licenses to Purchaser are required in connection with Purchaser’s conduct of the Business after Closing.

2.25 Customers and Suppliers.

(a) Section 2.25(a) of the Disclosure Schedule sets forth an accurate list of the revenues from each of the customers or distributors of the Business for the three months ended March 31, 2009. Seller and its Subsidiaries have no outstanding material disputes concerning the Touch Products with any such customer or distributor. Seller has no knowledge (i) of any material dissatisfaction on the part of any such customer or distributor, (ii) that any such customer or distributor intends to cease or materially diminish the use of the Touch Products, or (iii) of any fact or circumstance that could reasonably be expected to cause such customers or distributors to cease or materially diminish the use of the Touch Products. Neither Seller nor any of its Subsidiaries has received any information from any customer or distributor that such customer or distributor shall not continue as a customer or distributor of Purchaser after the Closing or that such customer or distributor intends to terminate or materially modify existing Contracts with Seller or its Subsidiaries (or Purchaser). Neither Seller nor any of its Subsidiaries has had any of the Touch Products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by Seller.

(b) Section 2.25(b) of the Disclosure Schedule sets forth an accurate list of each supplier of the Business who, for the year ended December 31, 2008 and the three months ended March 31, 2009, was one of the ten largest suppliers of products and/or services to the Business, based on amounts paid or payable. Seller and its Subsidiaries have no outstanding material dispute concerning products and/or services provided by such suppliers. Seller has no knowledge (i) of any material dissatisfaction on the part of any such supplier, (ii) that any such supplier intends to cease or materially diminish the provision of products and/or services to Seller or its Subsidiaries, or (iii) of any fact or circumstance that could reasonably be expected to cause such supplier to cease or materially diminish the provision of products and/or services to Seller or its Subsidiaries. Neither Seller nor any of its Subsidiaries has received any information from any supplier that such supplier shall not continue as a supplier to Purchaser after the Closing or that such supplier intends to terminate or materially modify existing Contracts with Seller or its Subsidiaries (or Purchaser). Seller has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business as currently conducted, and Seller has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

2.26 Inventory. Section 2.26 of the Disclosure Schedule provides an accurate and complete breakdown of all inventory of Seller and its Subsidiaries relating to the Business by category (including raw materials, work in process and finished goods) as of May 31, 2009. All of Seller’s existing inventory relating to the Business: (a) is of such quality and quantity as to be usable and saleable by Seller or Purchaser in the Ordinary Course of Business; and (b) is free of any material defect or deficiency.

2.27 Warranty and Related Matters; Purchase Commitments. There are no existing or, to the knowledge of Seller, threatened product liability, warranty or other similar claims against Seller or its Subsidiaries alleging that any Touch Products or services of Seller or its Subsidiaries are defective or fail to meet any product or service warranties. There are no Liabilities for warranty or other claims or returns with respect to any of the Touch Products or services relating to any such defects or failures. No outstanding purchase or outstanding lease commitment of the Business presently is in excess of the normal, ordinary and usual requirements of the Business.

2.28 Finders’ Fees; Transaction Expenses. Except as set forth in Section 2.28 of the Disclosure Schedule, neither Seller nor any affiliate of Seller is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which Seller is or will be a party, or in connection with the Transactions.

2.29 Other Negotiations. Neither Seller nor any affiliate of Seller: (a) has entered into any contract that conflicts with any of the Transactions; or (b) has entered into any contract or had discussions with any Person regarding any transaction involving Seller that could reasonably be expected to result in Seller or any officer, employee, agent or affiliate of Seller being subject to any claim for Liability to said Person as a result of entering into this Agreement and consummating the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants, to and for the benefit of Seller, as follows:

3.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority and possesses all permits necessary or desirable to enable it to own, lease or otherwise hold its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted.

3.2 Authority and Enforceability. Purchaser has all requisite entity power and authority to enter into this Agreement, each of the other agreements contemplated hereby to which Purchaser is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, each of the other agreements contemplated hereby to which

Purchaser is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, and each other agreement contemplated hereby to which Purchaser is or will be a party, after being duly executed and delivered by Purchaser will constitute a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, in each case subject only to the effect, if any, of (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (b) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

3.3 Non-Contravention. The execution and delivery of this Agreement by Purchaser do not, the execution and delivery of each of the other agreements contemplated hereby to which Purchaser is or will be a party do not and will not, the consummation of the transactions contemplated hereby and thereby will not, and the performance by Purchaser of its obligations hereunder and thereunder, do not and will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Certificate of Incorporation or other equivalent organizational or governing documents, as applicable, of Purchaser, in each case as amended to date, (ii) any Legal Requirements applicable to Purchaser or to any of its material properties or assets or (iv) any written or, to the knowledge Purchaser, oral request of any Governmental Entity.

3.4 Government Consent. No Approval of any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Purchaser’s ability to consummate the Transactions or to perform its obligations under this Agreement.

3.5 Finders Fee; Transaction Expenses. Neither Purchaser nor any affiliate of Purchaser is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which Purchaser is or will be a party, or in connection with the Transactions.

3.6 No Other Warranties. Purchaser acknowledges that, except as set forth in the representations and warranties of Seller set forth in Article II, as modified by the Disclosure Schedule, and the indemnity provisions in Article VIII, Seller is selling the Purchased Assets to Purchaser “as is” and “where is” and with all faults, and makes no warranty, express or implied, as to any other matter whatsoever relating to the Business, the Purchased Assets or the Assumed Liabilities including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Purchased Assets by Purchaser after the Closing in any manner, or (iii) the probable success or profitability which may derive from the Purchased Assets or the Business after the Closing. The representations and warranties of Seller set forth in Article II constitute the sole and exclusive representations and warranties to Purchaser in connection with the Purchased Assets or the Business.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of the Business. During the Pre-Closing Period:

(a) Seller shall, and shall cause its Subsidiaries to, conduct the Business in the Ordinary Course of Business in substantially the same manner as heretofore conducted and in material compliance with all applicable Legal Requirements (except to the extent expressly provided otherwise in this Agreement);

(b) Seller shall, and shall cause its Subsidiaries to, (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts, (ii) pay or perform its other obligations when due, (iii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable related to the Business when due and not extend credit outside of the Ordinary Course of Business, (iv) sell Touch Products consistent with past practices as to license, service and maintenance terms, and incentive programs, and (v) use its commercially reasonable efforts consistent with past practice and policies to preserve intact the Business, keep available the services of the Business Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Business, to the end that the Business, including its goodwill, shall be unimpaired at the Closing;

(c) Seller shall promptly notify Purchaser of any material change, occurrence or event not in the Ordinary Course of Business related to the Business or the Purchased Assets, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Business or cause any of the conditions to Closing set forth in Article VI not to be satisfied;

(d) Seller shall assure that each of its and its Subsidiaries’ Contracts related to the Business (other than with Purchaser) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Transactions, and shall give reasonable advance notice to Purchaser prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms; and

(e) Seller shall maintain the Seller Real Estate proposed to be transferred to Purchaser in accordance with the terms of each applicable lease.

4.2 Restrictions on Conduct of Business of Seller. Without limiting the generality or effect of the provisions of Section 4.1, during the Pre-Closing Period, Seller shall not, and shall not permit any of its Subsidiaries to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or with the prior written consent of Purchaser):

(a) Material Contracts. Enter into any Contract that would constitute a Material Contract or a Contract requiring a novation or consent in connection with the Transactions, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts;

(b) Employees; Consultants; Independent Contractors. (i) Hire any additional Business Employees, or any consultants or independent contractors to provide services related to the Business, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of Seller who are Business Employees, (iii) enter into, amend or extend the term of any employment or consulting agreement with any Business Employee, or consultant or independent contractor who provides services to the Business, or (iv) enter into any Contract with a labor union or collective bargaining agreement;

(c) Intellectual Property. (i) Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Seller-Owned Intellectual Property, or transfer or provide a copy of any Seller Proprietary Software, in each case used in connection with, or is otherwise related to, the Business to any Person (including any current or former employee or consultant of Seller or any contractor or commercial partner of Seller) (other than providing access to Seller Proprietary Software to current employees and consultants of Seller involved in the development of the Touch Products on a need to know basis, consistent with past practices); or (ii) dispose of or permit to lapse any rights in, to or for the use of any Intellectual Property or Intellectual Property Rights used in connection with, or is otherwise related to, the Business;

(d) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Touch Products, technology, Intellectual Property or the Business, or containing any non-competition covenants or other restrictions relating to its conduct of the Business or Purchaser’s business activities;

(e) Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of the Purchased Assets, other than sales of Touch Products in the Ordinary Course of Business or enter into any Contract with respect to the foregoing;

(f) Indebtedness. As related to the Business, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(g) Leases. Enter into any operating lease or any leasing transaction related to the Business of the type required to be capitalized in accordance with GAAP;

(h) Payment of Obligations. As related to the Business, (i) pay, discharge or satisfy, (A) any amount in excess of $100,000 in any one case or $500,000 in the aggregate, or (B) any claim or Liability arising otherwise than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of Transaction Expenses, (ii) defer payment of any accounts payable other than in the Ordinary Course of Business, or in an amount in excess of $50,000, or (iii) give any discount, accommodation or other concession other than in the Ordinary Course of Business, in order to accelerate or induce the collection of any receivable;

(i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements related to the Business;

(j) Insurance. Materially change the amount of any insurance coverage related to the Purchased Assets;

(k) Termination or Waiver. Terminate or waive any right of substantial value related to the Purchased Assets;

(l) Employee Benefit Plans; Pay Increases. Terminate, adopt or amend any Seller Employee Plan or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan to a Business Employee or consultant, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, pay any special bonus or special remuneration to any Business Employee or consultant who provides service to the Business or increase the salaries, wage rates or fees of the Business Employees or consultants who provide service to the Business;

(m) Severance Arrangements. Grant or pay, or enter into or amend any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Business Employee or consultant who provides service to the Business;

(n) Lawsuits; Settlements. (i) Commence a lawsuit or (ii) settle or agree to settle any pending or threatened Proceeding, lawsuit or other dispute;

(o) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets related to the Business which are material, individually or in the aggregate, to the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership related to the Business;

(p) Taxes. With respect to the Business or the Purchased Assets, adopt or change any Tax or other accounting methods, principles or practices or change any annual Tax accounting period; make or change any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, transfer pricing agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(q) Accounting. Change accounting methods or practices related to the Business (including any change in depreciation or amortization policies) or revalue any of the Purchased Assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Purchaser;

(r) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets;

(s) Warranties, Discounts. (i) Materially change the manner in which it provides warranties, discounts or credits to customers of the Business; (ii) accelerate the delivery or sale of any Touch Products or the recognition of revenue from any such sale, or offer discounts on sale of any Touch Products or premiums on purchase of raw materials, except in the Ordinary Course of Business.

(t) Interested Party Transactions. Enter into any Contract related to the Business in which any Related Party has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Section 2.7 of the Disclosure Schedule; and

(u) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (t) in this Section 4.2, or any action which would reasonably be expected to make any of Seller’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent Seller from performing or cause Seller not to perform one or more covenants required hereunder to be performed by Seller (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).

ARTICLE V

CERTAIN COVENANTS OF THE PARTIES

5.1 No Solicitation.

(a) Except as set forth on Schedule 5.1, during the Pre-Closing Period, Seller will not, nor will it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any security holders of Seller. Seller and its Representatives will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal. If any Representative of Seller, whether in his or her capacity as such or in any other capacity, takes any action that Seller is obligated pursuant to this Section 5.1 to cause such Representative of Seller not to take, then Seller shall be deemed for all purposes of this Agreement to have breached this Section 5.1.

(b) Seller shall immediately notify Purchaser orally and in writing after receipt by Seller (or, to the knowledge of Seller, by any of Seller’s Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to Seller or for access to any of the properties, books or records of Seller by any Person or Persons other than Purchaser. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Seller shall keep Purchaser fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Purchaser a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

(c) Notwithstanding Section 5.1(a), nothing in this Agreement shall prohibit Seller or its board of directors from furnishing non-public information regarding Seller or the Purchased Assets to, or entering into discussions or negotiations (including, as a part thereof, exchanging any counterproposals) with, any Person and its Representatives in response to a bona fide written unsolicited Acquisition Proposal that is submitted to Seller by such Person (and not withdrawn) which the board of directors of Seller determines in good faith (after consultation with its financial advisor and outside legal counsel) is, or would reasonably likely lead to, a Superior Offer, if (1) neither Seller nor any Representative of Seller shall have breached any of the provisions set forth in Section 5.1(a) in a manner that has resulted in such Acquisition Proposal, (2) the board of directors of Seller determines in good faith, after having taken into account the advice of Seller’s outside legal counsel, that the failure to take such action would reasonably be inconsistent with Seller’s board of directors’ fiduciary obligations to Seller’s stockholders under Delaware Law, (3) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, (A) Seller gives written notice to Purchaser of the identity of such Person, the material terms of such Acquisition Proposal and of Seller’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (B) Seller receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of Seller that are no less favorable to Seller than the confidentiality provisions and use restrictions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit such Person from submitting non-public Acquisition Proposals to Seller), (4) contemporaneously with or prior to furnishing any such non-public information to such Person, Seller furnishes all such non-public information to Purchaser (to the extent such non-public information has not been previously furnished by Seller to Purchaser), and (5) Seller shall have terminated this Agreement in accordance with the provisions of Section 7.1(d) and Seller paid Purchaser the Termination Fee in accordance with Section 7.3(a).

5.2 Confidentiality; Public Disclosure. The parties hereto acknowledge that Purchaser and Seller have previously executed a Mutual Confidentiality Agreement dated September 8, 2008 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms. From and after the date hereof, Seller and Purchaser shall not, and Seller and Purchaser shall cause each of their respective Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions or use the name of the other party or refer to the other party directly or indirectly in connection with the Transactions in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party, unless required by Legal Requirements or any listing agreement with any applicable national or regional securities exchange or market. If determined by Seller as necessary under Legal Requirements, Seller shall file a current report on Form 8-K as required by the Exchange Act under Item 1.01 “Entry into a Material Definitive Agreement” of Form 8-K, and shall attach the text of this Agreement as an exhibit to such Form 8-K or otherwise make public the text of this Agreement, only after 1:00 PM Pacific Daylight Time on June 11, 2009.

5.3 Regulatory Approvals.

(a) Seller shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which is required, or which Purchaser may reasonably request, in connection with the consummation of the Transactions. Seller shall use commercially reasonable efforts to obtain, and to cooperate with Purchaser to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by Seller with respect to such authorizations, approvals and consents. Seller shall promptly inform Purchaser of any material communication between Seller and any Governmental Entity regarding any of the Transactions. If Seller or any Subsidiary of Seller receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then Seller shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Seller shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Purchaser.

(b) Purchaser shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, which is required in connection with the consummation of the Transactions. Purchaser shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Purchaser with respect to such authorizations, approvals and consents. Purchaser shall promptly inform Seller of any material communication between Purchaser and any Governmental Entity regarding any of the Transactions. If Purchaser or any Subsidiary of Purchaser receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then Purchaser shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Purchaser shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Seller.

5.4 Reasonable Efforts. Subject to the limitations set forth in Section 5.3, each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.

5.5 Third Party Consents; Notices.

(a) Seller shall obtain prior to the Closing, and deliver to Purchaser at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Section 2.7 of the Disclosure Schedule (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Section 2.7 of the Disclosure Schedule if entered into prior to the Agreement Date).

(b) Seller shall give all notices and other information required to be given to the employees of Seller, any collective bargaining unit representing any group of employees of Seller, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the Transactions.

5.6 Litigation. Seller will (a) notify Purchaser in writing promptly after learning of any Proceeding or private action, suit, arbitration, mediation, proceeding, claim, or investigation initiated by or against it, or known by Seller to be threatened against Seller or any of its officers, employees or stockholders in their capacity as such (a “New Litigation Claim”), (b) notify Purchaser of ongoing material developments in any New Litigation Claim and (c) consult in good faith with Purchaser regarding the conduct of the defense of any New Litigation Claim.

5.7 Access to Information.

(a) During the Pre-Closing Period, (i) Seller shall afford Purchaser and its Representatives, reasonable access during business hours to (A) all of Seller’s properties, books, Contracts, employees and records related to the Business or the Purchased Assets and (B) all other information concerning the Business or the Purchased Assets as Purchaser may reasonably request, and (ii) Seller shall provide to Purchaser and its Representatives true, correct and complete copies of Seller’s (A) internal financial statements for the Business, (B) Tax Returns, Tax elections and all other records and work papers relating to Taxes associated with the Business or the Purchased Assets, (C) a schedule of any deferred intercompany gain or loss with respect to the Business, and (D) receipts for any Taxes related to the Business or the Purchased Assets paid to foreign Governmental Entities with respect to Tax.

(b) Subject to compliance with applicable Legal Requirements, during the Pre-Closing Period, Seller shall confer from time to time as requested by Purchaser with one or more Representatives of Purchaser to discuss any material changes or developments in the operational matters of the Business and the general status of the ongoing operations of Seller.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Transactions.

5.8 Employees and Contractors.

(a) Purchaser intends to extend offers of employment to the Business Employees listed on Schedule 5.8 (such employees who accept Purchaser’s offers of employment are hereinafter referred to as the “Transferred Employees”), which offers shall be on terms and conditions which Purchaser shall determine in its sole discretion; provided, that Purchaser shall offer benefits comparable to those of similarly situated existing Purchaser employees. Seller shall terminate the employment of all Transferred Employees immediately prior to the Closing and shall cooperate with and use its reasonable efforts to assist Purchaser in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Purchaser makes offers of employment.

(b) Seller and its Subsidiaries shall be solely responsible for all of the Seller Employee Plans and all obligations and liabilities thereunder, and shall pay each Business Employee who terminates employment with Seller or a Subsidiary of Seller for all accrued but unused vacation time through such Business Employee’s date of termination.

(c) For purposes of determining vacation benefits, Purchaser shall recognize and include the Transferred Employees length of service at Seller prior to the Closing Date.

(d) Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any of the Transferred Employees at any time, with or without cause.

(e) Seller and its Subsidiaries shall not, directly or indirectly, hire or offer employment to or seek to hire or offer employment to any Business Employee whose employment is continued by Purchaser after the Closing Date or any employee of Purchaser or any successor or Affiliate of Purchaser which is engaged in the Business, unless Purchaser first terminates the employment of such employee or gives its written consent to such employment or offer of employment; provided, however, that the foregoing restriction on solicitation shall not prohibit a general solicitation (such as an advertisement) that is not specifically directed to former employees of Seller or employees of Purchaser.

(f) This Section 5.8 shall not confer any rights, benefits or remedies upon, and shall not be enforceable by any Transferred Employee or any other Person, other than Purchaser and its respective successors and assigns. Nothing contained in this Section 5.8 shall in any way alter the at-will employment status or any other terms of employment of any Transferred Employee.

5.9 Termination of Financing Statements. Seller shall pay off in full (a) any Transaction Expenses and (b) shall take all other actions necessary such that (i) UCC-2 or UCC-3 termination statements, as applicable, have been filed with respect to each of the UCC-1 financing statements filed in order to perfect security interests in the Purchased Assets and (ii) all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets shall be released prior to or simultaneously with the Closing.

5.10 Tax Matters.

(a) Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six (6) years following the Closing Date. At the end of such period or at such time as Seller liquidates, Seller shall provide Purchaser with at least ten (10) days prior written notice before transferring, destroying or discarding any such books and records, during which period Purchaser can elect to take possession, at its own expense, of such books and records. Purchaser and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(b) Allocation of Straddle Period Property Taxes. Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period, and Purchaser shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Post-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows: the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Upon receipt of any bill for such Taxes relating to the Purchased Assets, Purchaser, on one hand, and Seller, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.10(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Purchaser or Seller shall make any payment for which it is entitled to reimbursement under this Section 5.10(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Purchaser shall, at its election, be entitled to recover any Property Taxes for which Seller is liable under this Section 5.10(b) from the Holdback Amount.

(c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Seller shall provide Purchaser with evidence satisfactory to Purchaser that such Transfer Taxes have been paid by Seller.

(d) Audits. Seller shall promptly notify Purchaser in writing upon receipt by Seller of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to the Purchased Assets.

(e) Characterization of Payments. Any payments made pursuant to this Section 5.10 or Article VIII shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by law.

5.11 Assets Held by Subsidiaries. To the extent that any of the Purchased Assets are held or owned by Subsidiaries of Seller as of the Agreement Date, Seller shall cause each such Subsidiary of Seller to transfer the Purchased Assets held by such Subsidiary to Seller prior to the Closing. Notwithstanding the foregoing, at or prior to the Closing, the Korean Branch Office shall enter into a local purchase agreement (the “Local Purchase Agreement”) with Purchaser or a Subsidiary of Purchaser, on a form satisfactory to Purchaser and Seller, for the sale and transfer to Purchaser or a Subsidiary of Purchaser of the Purchased Assets that are owned by the Korean Branch Office as listed on Schedule 5.11. Such Local Purchase Agreement shall provide that Purchaser shall by wire transfer of immediately available funds directly pay to the Korean Branch Office the portion of the Purchase Price (the “Local Asset Consideration”) that is allocated to the assets owned by the Korean Branch Office, and such Local Purchase Agreement shall remain subject to the terms, provisions and conditions of this Agreement. Prior to the Closing, Purchaser and Seller shall in good faith determine the Local Asset Consideration.

5.12 Further Actions. From and after the Closing Date, Seller shall cooperate with Purchaser and Purchaser’s Affiliates and Representatives, and shall execute and deliver such documents and take such other actions as Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting Purchaser in possession and control of all of the Purchased Assets. Without limiting the generality of the foregoing, from and after the Closing Date, Seller shall promptly remit to Purchaser any funds that are received by such Person and that are included in, or that represent payment of receivables included in, the Purchased Assets. Purchaser shall promptly remit to Seller any funds that are received by Purchaser and that are included in the Excluded Assets. Seller: (a) hereby irrevocably authorizes Purchaser, at all times on and after the Closing Date, to endorse in the name of Seller any check or other instrument that is made payable to Seller and that represents funds included in, or that represents the payment of any receivable included in, the Purchased Assets; and (b) hereby irrevocably nominates, constitutes and appoints Purchaser as the true and lawful attorney-in-fact of Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes Purchaser, in the name of and on behalf of Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that Purchaser may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Purchased Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Purchased Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Seller. Purchaser shall give prompt notice in reasonable detail to Seller of any action taken by Purchaser under the foregoing clause (b) of this Section 5.12, including without limitation copies of any documents executed by Purchaser under such clause (b). From and after the Closing, Seller will promptly (i) make the proper assignment to Purchaser of any Contract of Seller or its Subsidiaries which was not identified as an Assumed Contract prior to the Closing, but that relates to the Business or the Purchased Assets, and (ii) make available to Purchaser the benefits of any Contract of Seller or its Subsidiaries that (A) was not assigned to Purchaser as a result of the failure to obtain any consent, (B) is not assignable and for which a waiver has not been received or obtained.

5.13 Reimbursement of Certain Expenses. If the Closing Date does not occur by June 14, 2009 (the “Anticipated Closing Date”), then for each seven day period thereafter, Purchaser shall promptly reimburse Seller in an amount equal to $100,000 for certain payroll expenses incurred by the Business for each seven-day period following the Anticipated Closing Date, which amount will stop accruing as of the Closing Date (the “Reimbursed Expenses”). The Reimbursed Expenses shall only be payable under this Section 5.14 for any period of time after the Anticipated Closing Date and prior to the Closing Date in which all of the conditions to Closing set forth in Section 6.1 and Section 6.3 (other than Section 6.3(b)) shall have been satisfied, and Seller has delivered to Purchaser a certificate duly executed on behalf of Seller by its Chief Executive Officers that all the conditions to Closing set forth in Section 6.1 and Section 6.3 (other than Section 6.3(b)) have been satisfied. If this Agreement is terminated pursuant to Section 7.1, then Purchaser shall have no further obligations with respect to the payment of any Reimbursed Expenses; provided, that, if this Agreement is terminated by Purchaser during a seven-day period in which it would be required to remit to Seller the Reimbursed Expenses, Purchaser shall promptly pay Seller an amount equal to the proportionate amount of the $100,000 weekly rate reduced to reflect only the number of days in such seven-day period.

5.14 Further Assurances with Respect to Intellectual Property. Seller hereby agree to, and shall cause it Subsidiaries to, without further consideration, execute and deliver, following the Closing, such other instruments of transfer and take such other action as Purchaser or its counsel may reasonably request in order to put Purchaser in possession of, and to vest in Purchaser, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement and to consummate the acquisition contemplated hereunder. In addition to the foregoing, Seller shall, and shall cause its Subsidiaries to, execute and deliver to Purchaser within thirty (30) days following the Closing, such documentation as shall be requested and approved by Purchaser, including assignments in substantially the forms requested and approved by Purchaser, in order to transfer to Purchaser, and put Purchaser in possession of and to vest in Purchaser good, valid and unencumbered title to any Registered Intellectual Property, including any patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, in any jurisdiction to the extent an assignment or other similar documentation with respect thereto and sufficient in Purchaser’s good faith determination to effect such transfer is not executed and delivered to Purchaser at Closing.

5.15 Covenant Not to Assert Intellectual Property Rights. Seller will not, nor will it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, assert or enforce any Intellectual Property Right against (i) the Purchased Assets, including any modifications or error corrections thereto, or (ii) the Business.

ARTICLE VI

CONDITIONS TO THE TRANSACTIONS

6.1 Conditions to Obligations of Each Party to Consummate the Transactions. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or Order shall have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

(b) Governmental Approvals. Purchaser and Seller shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transactions.

6.2 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Seller and may be waived by Seller in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Purchaser in this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. Seller shall have received each of the agreements, instruments and other documents set forth in Section 1.5(a).

6.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Purchaser and may be waived by Purchaser in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Seller in this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Seller at or prior to the Closing.

(b) Receipt of Closing Deliveries. Purchaser shall have received each of the agreements, instruments and other documents set forth in Section 1.5(b), and each such agreement and document shall be in full force and effect. Purchaser shall have received from Seller and any applicable Subsidiary of Seller any other agreements, instruments, conveyances of transfer and any other documents requested by Purchaser to put Purchaser in possession of good, valid and unencumbered title to the Purchased Assets.

(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Purchaser’s ownership, conduct or operation of the Purchased Assets or the Business, following the Closing shall be in effect. Nor shall there be pending or threatened any Proceeding seeking (i) any of the foregoing, any restraint relating to antitrust or any other injunction or restraint, or (ii) material damages in connection with the Transactions.

(d) No Seller Material Adverse Effect. There shall not have occurred and still be occurring a Seller Material Adverse Effect.

(e) Employees. (i) Each employee set forth on Schedule 6.3(e)-1 shall have remained continuously employed with Seller from the Agreement Date through the Closing and shall have signed an Offer Letter, and no action shall have been taken by any such individual to rescind any such document; (ii) five (5) of the employees set forth on Schedule 6.3(e)-2 shall have remained continuously employed with Seller from the Agreement Date through the Closing and shall have signed an Offer Letter, and no action shall have been taken by any such individual to rescind any such document; and (iii) one (1) of the employees set forth on Schedule 6.3(e)-3 shall have remained continuously employed with Seller from the Agreement Date through the Closing and shall have signed an Offer Letter, and no action shall have been taken by any such individual to rescind any such document.

6.4 Proceedings. Since the Agreement Date, there shall not have been commenced or threatened against Purchaser, or against any Person affiliated with Purchaser, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

6.5 Release of Liens. Purchaser shall have received evidence satisfactory to it of the release by any Person who held any Encumbrance on any of the Purchased Assets of all such Encumbrances on the Purchased Assets effective upon or concurrent with the Closing.

6.6 Patent Transfer. Purchaser shall have received evidence satisfactory to it that (a) the patents or patent applications listed on Schedule 6.6 are owned by Seller or a Subsidiary of Seller free and clear of Encumbrances, (b) Seller or a Subsidiary of Seller can and will effectively assign all of its right, title and interest in and to such patents or patent applications to Purchaser or any of its Subsidiaries effective as of the Closing Date, and (c) that upon such assignment, Purchaser or a Subsidiary of Purchaser shall be in possession of good, valid and unencumbered title to such patents or patent applications.

ARTICLE VII

TERMINATION

7.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Transactions abandoned by authorized action taken by the terminating party:

(a) by mutual written consent duly authorized by Seller and Purchaser;

(b) by either Purchaser or Seller, if the Closing shall not have occurred on or before July 10, 2009 or such other date that Purchaser and Seller may agree upon in writing (the “Termination Date”); provided, further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date, as extended;

(c) by either Purchaser or Seller, if any permanent injunction or other Order of a Governmental Entity of competent authority preventing the consummation of the Transactions shall have become final and nonappealable;

(d) by Seller in order to accept a Superior Offer and enter into a definitive agreement relating to such Superior Offer;

(e) by Purchaser, if (i) Seller shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, (ii) Seller shall have breached Section 5.1, or (iii) there shall have been a Seller Material Adverse Effect; or

(f) by Seller, if Purchaser shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by Purchaser of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Seller or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of this Section 7.2 (Effect of Termination), Section 7.3 (Termination Fee), Article IX (General Provisions), Section 5.2 (Confidentiality; Public Disclosure) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any breach of such party’s representations, warranties or covenants contained herein.

7.3 Termination Fee.

(a) If this Agreement is terminated by Seller pursuant to Section 7.1(d), then Seller shall pay to Purchaser, in cash by wire transfer of immediately available funds at the time of such termination (provided that Purchaser has provided Seller with the necessary account information, and in any event within one day of Seller’s receipt of Purchaser’s account information), a fee in the amount of $500,000 (the “Termination Fee”). Notwithstanding anything to the contrary contained in this Agreement, Purchaser’s right to receive the Termination Fee pursuant to Section 7.3(a) shall be the sole and exclusive remedy of Purchaser and its Subsidiaries and their respective stockholders and Affiliates against Seller. Upon payment by Seller of the Termination Fee pursuant to this Section 7.3(a), Seller shall not have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement, and in no event shall either Purchaser or its Subsidiaries seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement or the Transactions.

(b) In the event that (A) each of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing but such conditions can be satisfied by Seller or Purchaser) has been satisfied or waived and (B) Seller is ready, willing and able to consummate the Transactions and Purchaser does not consummate the Transactions in violation of this Agreement, then Purchaser shall pay to Seller in cash within one (1) Business Day (provided that Seller has provided Purchaser with the necessary account information, and in any event within one (1) Business Day of Purchaser’s receipt of Seller’s account information), upon the written demand by Seller, a fee in the amount of $500,000 (the “Reverse Termination Fee”). Notwithstanding anything to the contrary contained in this Agreement, Seller’s right to receive the Reverse Termination Fee pursuant to Section 7.3(b) shall be the sole and exclusive remedy of Seller and its Subsidiaries and their respective stockholders and Affiliates against Purchaser or its Subsidiaries for, and Seller and its Subsidiaries (on

their own behalf and on behalf of their respective stockholders and Affiliates) shall be deemed to have waived all other remedies (including equitable remedies) with respect to, (i) any failure of the Transactions to be consummated, and (ii) any breach by Purchaser of its obligation to consummate the Transactions or any other covenant, obligation, representation, warranty or other provision set forth in this Agreement. Upon payment by Purchaser of the Reverse Termination Fee pursuant to this Section 7.3(b), Purchaser shall not have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement, and in no event shall either Seller or its Subsidiaries seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement or the Transactions.

(c) The parties hereto acknowledge and hereby agree that the covenants and agreements set forth in this Section 7.3, including the Termination Fee and the Reverse Termination Fee, are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties hereto would not have entered into this Agreement. If Purchaser or Seller fails to pay, as applicable, any amounts due to Purchaser or Seller pursuant to this Section 7.3 within the time periods specified in this Section 7.3, then the party obligated to make such required payment shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

7.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, Seller and Purchaser may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE VIII

INDEMNIFICATION, ETC.

8.1 Survival of Representations and Warranties. If the Transactions are consummated, all of the representations and warranties of Seller contained in this Agreement, as modified by the Disclosure Schedule, shall survive the Closing and remain in full force and effect until the date that is six (6) months following the Closing Date (the “Expiration Date”). If the Transactions are consummated, the representations and warranties of Purchaser contained in this Agreement shall expire and be of no further force or effect as of the Closing. If the Transactions are consummated, all covenants of the parties (including the covenants set forth in Article IV and Article V) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant that was required to be performed at or prior to the Closing shall be affected by the expiration of such covenant.

8.2 Indemnification.

(a) Subject to the limitations set forth in this Article VIII, Seller shall indemnify and hold harmless the Indemnified Persons from and against any and all Losses directly or indirectly, whether or not due to a third-party claim, arising out of or resulting from:

(i) any failure of any representation or warranty made by Seller in this Agreement, as modified by the Disclosure Schedule, to have been true and correct as of the Agreement Date or to be true and correct as of the Closing Date as though such representation or warranty were made as of the Closing Date (provided that in the case of representations and warranties which by their terms speak only as of a specific date, this clause (i) shall only cover any failure of any such representation or warranty to have been true and correct as of such date);

(ii) any breach by Seller of or default in connection with any of the covenants or agreements made by Seller in this Agreement, the Seller Noncompetition Agreement or the Transition Services Agreement, and any breach by the Korean Branch Office of or default in connection with any of the covenants or agreements made by the Korean Branch Office in the Local Purchase Agreement;

(iii) any Excluded Liability; and

(iv) any Proceeding relating to any breach or matter of the type described in any of the above clauses, including any Proceeding relating to the enforcement of this Section 8.2(a).

(b) The foregoing obligation of Seller to indemnify the Indemnified Persons shall be subject to each of the following principles or qualifications:

(i) No claim for the recovery of Losses (other than pursuant to Section 8.2(a)(iii) and (iv)) may be asserted by any Indemnified Person against Seller or its respective successors in interest after the Expiration Date; provided, however, that claims first asserted in writing in a Claim Notice prior to the Expiration Date shall not thereafter be barred.

(ii) Notwithstanding any other provision in this Article VIII, the Indemnified Persons will be entitled to indemnification only if the aggregate Losses (other than pursuant to Section 8.2(a)(iii) and (iv)) exceed $55,000 (the “Threshold Amount”); provided that if and when the aggregate Losses (other than pursuant to Section 8.2(a)(iii) and (iv) for which there is no threshold) exceed the Threshold Amount, the Indemnified Persons will be entitled to be indemnified against the entire amount of such Losses without regard to the Threshold Amount.

(iii) The maximum aggregate amount of indemnifiable Losses that may be recovered from Seller for claims made pursuant to Section 8.2(a)(i) shall not exceed $625,000. In no event will the liabilities of Seller in the aggregate be in excess of the Purchase Price.

(iv) The phrase “in all material respects” or any similar qualification using the term “material” contained in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Losses with respect to such breach, default or failure to be true and correct.

(v) Without limiting the generality of the foregoing, the right to indemnification based on any representations, warranties, covenants or agreements will not be affected by (A) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement or (B) the breach of, or knowledge of the inaccuracy of any, such representations, warranties, covenants or agreements by Seller.

(vi) Seller hereby (A) waives any right to require any Indemnified Person to (1) proceed against any Person including any other Indemnified Person, (2) proceed against or exhaust any collateral or security or any part thereof or (3) pursue any other remedy in its power, and (B) waives any defense arising by reason of any inability of any other obligor to pay or any defense based on bankruptcy or insolvency or other similar limitations on creditors’ remedies with respect to any other Person.

(c) From and after the Closing, with the exception of claims pursuant to the last sentence of this paragraph, the rights granted pursuant to this Section 8.2 of this Agreement shall be the sole and exclusive remedy of Purchaser and the other Indemnified Persons for any Losses under the indemnification provisions contained in, and for any breach of, this Agreement and any other Transaction Document and for any and all other claims, liabilities, rights or remedies such Indemnified Persons may have at law or in equity. Nothing in this Article VIII shall prevent Purchaser from bringing a common law action for fraud or intentional misrepresentation for which Purchaser would otherwise be entitled to bring against any Person, or to limit the Losses recoverable by Purchaser in such common law action, provided that Purchaser shall not be entitled to recover more than once for the same Losses.

8.3 Claim Notices; Defense of Claims.

(a) If a claim for Losses (a “Claim”) is to be made by the Indemnified Persons against Seller pursuant to this Article VIII, the party claiming such indemnification shall give written notice (a “Claim Notice”) to Seller as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article VIII. Each Claim Notice shall (a) state that the Indemnified Person has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Person may be entitled to indemnification pursuant to this Agreement; and (b) specify in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the breach of representation or warranty or breach of covenant or claim on which each such item is based and, to the extent computable, the computation of the amount to which such Indemnified Person claims to be entitled hereunder (which amount shall not be conclusive of the final amount of such Claim). In the event Purchaser becomes aware of a third-party claim which Purchaser believes may result in a Claim for indemnification pursuant to this Article VIII by or on behalf of an Indemnified Person (a “Third Party Claim”), Purchaser shall promptly notify Seller of such Third-Party Claim by delivering to Seller a Claim Notice. Notwithstanding the foregoing, no delay in providing such Claim Notice shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) Seller is materially prejudiced thereby.

(b) If Seller objects to the indemnification of an Indemnified Person in respect of any claim or claims specified in any Claim Notice, Seller shall deliver a written notice to such effect to Purchaser within 30 days after receipt of such Claim Notice (the “Disagreement Notice”). If

Seller delivers a timely Disagreement Notice, Seller and Purchaser shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than 30 days after receipt by Purchaser of the Disagreement Notice. If Purchaser and Seller agree with respect to any of such claims, Purchaser and Seller shall promptly prepare and sign a memorandum setting forth such agreement. Should Purchaser and Seller fail to agree as to any particular item or items or amount or amounts within such 30-day period, then either of them shall be entitled to submit the dispute to the applicable court in accordance with the provisions of Section 9.6.

(c) Purchaser shall have the right in its sole discretion to conduct the defense of and to settle or resolve any Third Party Claim (and the costs and expenses incurred by Purchaser in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which Purchaser may seek indemnification pursuant to a Claim made hereunder). Seller shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim. However, no settlement of any Third Party Claim shall be effected without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. No settlement or resolution by Purchaser of any such Third Party Claim shall be determinative of the existence of or amount of indemnifiable Losses relating to such matter if such consent is not obtained and Seller acted in good faith in withholding, conditioning or delaying such consent, and provided further that Purchaser will not agree to any settlement or resolution absent the consent of Seller if such settlement or resolution involves any admission of liability or any allegation of criminal liability on the part of Seller or any of its Representatives.

8.4 Holdback Amount.

(a) The Holdback Amount shall be available to provide indemnification to Indemnified Persons with respect to Losses for which indemnification is otherwise available from Seller pursuant to Section 8.2.

(b) On the Holdback Expiration Date, Purchaser shall disburse to Seller, by wire transfer of immediately available funds to an account to be designated by Seller, the remaining portion, if any, of the Holdback Amount (after any deductions taken pursuant to Claims Notices delivered prior to the Holdback Expiration Date) less the dollar amount of all then-unresolved Claims. After the Holdback Expiration Date, as soon as practicable upon the resolution of all unresolved Claims, Purchaser shall disburse to Seller, by wire transfer of immediately available funds to an account to be designated by Seller, the amount, if any, remaining in the Holdback Amount after any deductions have been taken pursuant to resolution of the previously unresolved Claims. No interest will be payable to Seller with respect to the Holdback Amount.

8.5 Insurance. The amount of any Losses that are subject to indemnification out of the Holdback Amount or otherwise under this Article VIII shall be calculated net of the amount of any insurance proceeds actually received by Purchaser in connection with such Losses or any of the events or circumstances giving rise or otherwise related to such Losses; provided that nothing in this Section 8.5 shall obligate Purchaser to submit any claims with its insurance carriers.

ARTICLE IX

GENERAL PROVISIONS

9.1 Fees and Expenses. Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense.

9.2 Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transaction Documents or the enforcement of any provision of any of the Transaction Documents is brought against any party to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

(i)	if to Purchaser, to:

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, CA 95138

Attention: General Counsel

Facsimile No.: (408) 284-2775

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Mark Roeder

Facsimile No.: (650) 463-2600

Telephone No.: (650) 328-4600

(ii)	if to Seller, to:

Leadis Technology, Inc.

800 W. California Ave., Suite 200

Sunnyvale, CA 94086

Attention: General Counsel

Facsimile No.: (408) 331-8601

Telephone No.: (408) 331-8600

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Vince Pangrazio

Facsimile No.: (650) 849-7400

Telephone No.: (650) 843-5000

9.4 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

9.6 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the federal district court of the United States of America located within the City of San Jose in the State of California, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular Proceeding, venue shall lie solely in the City of San Jose, California.

9.7 Successors And Assigns; Parties In Interest.

(a) This Agreement shall be binding upon: Seller and its successors and assigns (if any); and Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: Seller; Purchaser; the other Indemnified Persons; and the respective successors and assigns (if any) of the foregoing.

(b) Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Article VIII), in whole or in part, to any other Person without obtaining the consent or approval of any other Person; provided, however, that no such assignment shall relieve or release Purchaser from its obligations under this Agreement. Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without Purchaser’s prior written consent.

(c) Except for the provisions of Article VIII hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of Seller shall have any rights under this Agreement or under any of the other Transaction Documents, and (ii) no creditor of Seller shall have any rights under this Agreement or any of the other Transaction Documents.

9.8 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Seller agrees that: (a) in the event of any breach or threatened breach by Seller of any covenant, obligation or other provision set forth in this Agreement, Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) neither Purchaser nor any other Indemnified Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

9.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.11 Entire Agreement. The Transaction Documents and the Confidentiality Agreement set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

LEADIS TECHNOLOGY, INC.,
a Delaware corporation

By:	/s/ Antonio R. Alvarez
Printed Name: Antonio R. Alvarez
Title: CEO

INTEGRATED DEVICE TECHNOLOGY, INC.,
a Delaware corporation

By:	/s/ Ted Tewksbury
Printed Name: Ted Tewksbury, Ph.D.
Title: President & Chief Executive Officer

[Signature Page to Asset Purchase Agreement]